EXHIBIT (c)(xi)

Queensland Treasury Corporation Annual Report for the Fiscal Year Ended June 30, 2025

FORWARD-LOOKING STATEMENTS

This exhibit contains forward-looking statements. Statements that are not historical facts, including statements about the Queensland Treasury Corporation’s (the “Corporation” or “QTC”) and the State of Queensland’s (the “State” or “Queensland”) beliefs and expectations, are forward-looking statements. These statements are based on current plans, budgets, estimates and projections and therefore you should not place undue reliance on them. The words “believe”, “may”, “will”, “should”, “estimate”, “continue”, “anticipate”, “intend”, “expect”, “forecast” and similar words are intended to identify forward-looking statements. Forward-looking statements speak only as of the date they are made, and neither the Corporation nor the State undertake any obligation to update publicly any of them in light of new information or future events.

Forward-looking statements are based on current plans, estimates and projections and, therefore, undue reliance should not be placed on them. Although the Corporation and the State believe that the beliefs and expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such beliefs and expectations will prove to have been correct. Forward-looking statements involve inherent risks and uncertainties. We caution you that actual results may differ materially from those contained in any forward-looking statements.

A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statement. Factors that could cause the actual outcomes to differ materially from those expressed or implied in forward-looking statements include:

•	the international and Australian economies, and in particular the rates of growth (or contraction) of the State’s major trading partners;

•	the effects, both internationally and in Australia, of any economic downturn, as well as the effect of ongoing economic, banking and sovereign debt risk;

•	the effect of natural disasters, epidemics and geopolitical events, such as the Russian invasion of Ukraine and the conflicts in the Middle East;

•	increases or decreases in international and Australian domestic interest rates;

•	changes in and increased volatility in currency exchange rates;

•	changes in the State’s domestic consumption;

•	changes in the State’s labor force participation and productivity;

•	downgrades in the credit ratings of the State or Australia;

•	changes in the rate of inflation in the State;

•	changes in environmental and other regulation; and

•	changes in the distribution of revenue from the Commonwealth of Australia Government to the State.

(c)(xi)-1

QUEENSLAND
TREASURY
CORPORATION

# ANNUAL REPORT

# 2024
# 2025

CULTURAL ACKNOWLEDGMENT

We pay our respects to the Aboriginal and Torres Strait

Islander ancestors of this land, their spirits and their

legacy. The foundation laid by these ancestors–our

First Nations peoples–give strength, inspiration and courage to current and future generations towards creating

a better Queensland.

ANNUAL REPORT 2024-25 Queensland Treasury Corporation

CONTENTS

Letter of compliance	2

Queensland Treasury Corporation	3

Role and responsibilities	4

Chair’s report	5

Chief Executive Officers’ report	6

Achieving sustainable access to funding	8

Creating value for the State and clients	10

Achieving operational excellence	12

Environmental, social and governance commitment	14

Corporate governance	16

Financial Statements	23

Appendices	67

Appendix A – Statutory and mandatory disclosures	68

Appendix B – Glossary	69

Appendix C – Compliance checklist	70

Appendix D – Contacts	71

Turrbal Country (Meanjin)

Level 31, 111 Eagle Street

Brisbane Queensland Australia

Telephone:  +61 7 3842 4600

Email:     enquiry@qtc.com.au

Queensland Treasury Corporation’s annual reports (ISSN 1837-1256 print; ISSN 1837-1264 online) are available on QTC’s website.

ANNUAL REPORT 2024-25 Queensland Treasury Corporation	1

12 September 2025

The Honourable David Janetzki MP

Treasurer, Minister for Energy and Minister for Home Ownership

GPO Box 611

Brisbane QLD 4001

Dear Treasurer

I am pleased to submit for presentation to the Parliament the Annual Report 2024-25 and financial statements for Queensland Treasury Corporation.

I certify that this Annual Report complies with:

●

the prescribed requirements of the Financial Accountability Act 2009 and the Financial
and Performance Management Standard 2019, and

●

the detailed requirements set out in the Annual Report requirements for Queensland
Government agencies.

A checklist outlining the annual reporting requirements can be found on page 70 of this
Annual Report.

Yours sincerely

Damien Frawley

Chair

LEVEL 31, 111 EAGLE STREET, BRISBANE QUEENSLAND AUSTRALIA 4000

GPO BOX 1096, BRISBANE QUEENSLAND AUSTRALIA 4001

T: 07 3842 4600

2	ANNUAL REPORT 2024-25 Queensland Treasury Corporation

QUEENSLAND TREASURY

CORPORATION

Queensland Treasury Corporation (QTC) has a statutory

responsibility to advance the financial position of the

State. It also manages and minimises financial risks

in the Queensland public sector. Established under the

Queensland Treasury Corporation Act 1988 (QTC Act),

QTC is a corporation sole, reporting through the Under

Treasurer to the Treasurer and the Queensland Parliament.

Purpose

We create value for all Queenslanders through
our trusted financial expertise

Vision

Protecting and advancing Queensland’s
financial interests1

Values

Integrity

Accountability

Growth

Strategic Pillars

Client Centricity

Our clients’ goals, as reflected in government priorities, are at the heart of all we do.

Great Place to Work

We are focused on our people and creating great leaders.

Risk Mindset

We embrace risk management as a driver of change and continuous improvement.

Creating Value for Queensland

We prioritise Queenslanders’ economic and social outcomes in our work.

Innovation and Excellence

We leverage our creativity and technology and look for ways to innovate and improve.

1Note: QTC’s vision has changed effective 1 July 2025. Refer to Chair’s report on page 5.

ANNUAL REPORT 2024-25 Queensland Treasury Corporation	3

ROLE AND RESPONSIBILITIES

At QTC, we are committed to protecting and advancing the financial interests of Queensland.

QTC is the central financing authority for the Queensland Government and provides financial resources and services for the State. We manage the State’s funding program in the global capital markets to deliver sustainable and cost-effective borrowings for the Queensland Government—principally through Queensland Treasury. Our clients also include Government Owned Corporations, departments, agencies, local governments, and other entities such as universities.

With a statutory role to advance the financial interests and development of the State, we work closely with Queensland Treasury and other clients to deliver financial, economic and social outcomes. This includes the development of innovative, long-term solutions that contribute to the growth of Queensland’s economy.

We protect Queensland’s financial interests and deliver better financial outcomes by centralising the management of our clients’ borrowings, cash investments, and financial risks. We also work closely with our clients on their financial exposures, to identify opportunities to minimise costs and risks, and maximise outcomes.

4	ANNUAL REPORT 2024-25 Queensland Treasury Corporation

CHAIR’S REPORT
Damien Frawley CHAIR

On behalf of the Queensland Treasury Corporation (QTC) Capital Markets Board, I am pleased to present QTC’s Annual Report for 2024-25, marking another significant year of creating value for Queensland.

During the period, QTC consolidated and built on key strategic initiatives across the organisation.

QTC’s Executive Leadership team led a focus on advancing Queensland’s financial interests and delivering positive social and economic outcomes for the State. Through their direction we’ve innovated, and enhanced our services for clients while maintaining a strong risk mindset across the business.

As the Queensland Government’s central financing authority, QTC continued to support the State’s growth and prosperity by delivering cost-effective borrowings through an established funding program and strong investor relationships. This included completing the State’s $26.9 billion 2024-25 indicative term debt borrowing program ahead of schedule, with an additional $2.6 billion raised towards the 2025-26 program.

QTC’s dedicated advisory function continued to work in partnership with clients to solve complex issues aligned with government’s priorities. As their primary lender, QTC also worked closely with Queensland Government Owned Corporations and local governments, providing financial and risk management advice and services. QTC’s Public Education Program delivered targeted financial education programs for public sector clients, further enhancing capability outcomes for Queensland.

Over the period, we welcomed Paul Williams, Under Treasurer, as the Board’s new Queensland Treasury representative. QTC was also pleased to welcome Simon Ling to the role of Chief Executive Officer (CEO) on 30 June. The Board is confident that Simon’s leadership will enable QTC to effectively capitalise on the significant financial opportunities that lie ahead for Queensland.

Simon’s appointment followed the resignation of former CEO Leon Allen. QTC extends its sincere thanks to Mr Allen for his significant contribution and service to QTC. I’d also like to acknowledge Susan Buckley’s contribution as acting CEO from February 2025 until Simon’s commencement.

As we look ahead to the 2025-26 performance year, there are a number of exciting opportunities for QTC to continue to create value for Queensland. From 1 July 2025, Queensland Government Consulting Services (QGCS) was established as a new division within QTC. QGCS will support a broader ongoing government focus on managing expenditure on external consultants and building greater internal capability in the public sector.

Effective 1 July 2025, the QTC Board approved a change to QTC’s vision: ‘to be a world-class financial partner of government’. This updated vision reflects QTC’s significant evolution in global capital markets and the deepening sophistication of its advisory capabilities, including the establishment of QGCS. By aspiring to be ‘world-class’, QTC affirms its commitment to excellence and its intention to benchmark performance and impact against leading international and domestic standards.

I look forward to working with my fellow Board members and the Executive Leadership team on QTC’s continued success.

D J FRAWLEY Chair 25 August 2025

ANNUAL REPORT 2024-25 Queensland Treasury Corporation	5

CHIEF EXECUTIVE OFFICERS’ REPORT

SIMON LING CHIEF EXECUTIVE OFFICER SUSAN BUCKLEY ACTING CHIEF EXECUTIVE OFFICER FEBRUARY 2025 - JUNE 2025

During the 2024–25 financial year, QTC’s operating environment continued to present challenging economic and market conditions, with ongoing volatility in bond markets.

Despite challenging conditions, QTC completed the State’s $26.9 billion 2024-25 indicative term debt borrowing program on 13 May 2025 ahead of schedule, and raised an additional $2.6 billion towards the 2025-26 program. In doing so, QTC continued to deliver enhanced financial outcomes for the State through cost-effective borrowing, financial risk management, on-lending and cash management.

In 2024–25, QTC supported Queensland Treasury and other key clients to create value for Queensland. This work contributed to fiscal, economic and social benefits and more informed decision-making to enhance Queensland’s prosperity. QTC focused on supporting the government on a range of a key priority areas including energy, infrastructure, investment, housing and social services.

QTC’s strong risk management and operational capabilities enabled it to effectively navigate complex market conditions while protecting and advancing Queensland’s financial interests.

Funding outcomes

As an established bond issuer in global fixed-income markets, QTC continued to raise the funds needed by the State during the year.

QTC’s well-managed funding program and reputation for high-quality debt issuance enabled Queensland to attract a broad and diverse investor base—including many new investors—to secure the necessary funds at cost-effective rates.

To support this, QTC offered a wide range of high-quality financial securities aligned with investor needs. A diversified investor base was further supported by the establishment of four new bond lines.

During the period, Queensland became the first state to publicly issue a euro currency benchmark bond, following QTC’s issuance of a new EUR1.25 billion (~AUD2.15 billion) benchmark bond in May 2025. The issuance received significant demand, with orders more than seven times the issuance amount. Issuing in non-Australian dollars has been an important evolution in QTC’s long-term funding strategy and aligns with our strategic goal to diversify and expand our investor base.

In 2024–25, QTC maintained the State’s strong liquidity position, which supported the State’s credit rating and provided reserves during periods of market volatility.

Operating results

QTC reported an operating profit after tax from its capital markets operations of $126.6 million (2023–24: $166.8 million profit after tax). This outcome was supported by effective liquidity management, which generated a positive 38 basis points in net returns. Expenditure was also closely managed within approved limits.

In 2024–25, the Cash Fund delivered strong relative returns and outperformed the Bloomberg AusBond Bank Bill Index by 65 basis points. At 30 June 2025, funds under management were $11.35 billion. The Cash Fund was underpinned by the quality of the investments, with 100 per cent of the Cash Fund investments having a long-term rating of ‘A-’ or higher by S&P Global Ratings as at 30 June 2025.

Value delivered for the State

QTC collaborated closely with Queensland Treasury to deliver a program of work aimed at creating value and driving positive social and financial outcomes for Queensland. Key contributions included providing financial and risk advice on major government initiatives, supporting the coordinated management of the whole-of-government capital program, and assisting with housing-related strategies.

QTC delivered a wide range of financial advisory services across government entities, supporting sound investment decisions, risk management, and improved efficiencies to drive broader social and economic outcomes. Key highlights included advising Government Owned Corporations (GOCs) on financial performance and risk, contributing to Queensland’s energy system through market analysis, and supporting local government financial sustainability through funding, treasury services, and education.

6	ANNUAL REPORT 2024-25 Queensland Treasury Corporation

In 2024–25, QTC enhanced financial decision-making across the Queensland public sector by delivering financial education programs. Through its Open Enrolment Program and tailored agency-specific training, QTC reached a broad audience on key financial literacy topics, while its webinar series provided valuable insights into economic trends for both new and returning learners.

Environmental, social and governance commitment

In 2024–25, QTC advanced key Environmental, Social and Governance (ESG) initiatives including the expansion of green bond investment opportunities for investors, enabling trading carbon offset capabilities, and contributing to government-led ESG outcomes.

Since the inauguration of QTC’s Green Bond Program in 2017, QTC has contributed to the ongoing development of Australia’s sustainable finance market. As at 30 June 2025, QTC remained the largest Australian dollar green bond issuer with total outstanding across five green bond lines of approximately $13.1 billion at face value*.

QTC continues to support Queensland’s energy transition through its work with the energy GOCs regarding strategic performance reviews, borrowing assessments, credit reviews and funding advice. QTC supported the government in the analysis of initiatives that support the energy transition and pathway to net zero emissions. QTC also worked closely with its clients on initiatives that supported social outcomes for the State, including projects to assist the Queensland Government to address challenges to meet the housing needs of Queenslanders and build solutions for regional local governments.

Operational excellence

In 2024-25, QTC enhanced operational performance by implementing key strategies in technology, change, people, and diversity.

In the year under review, QTC settled $430 billion in transaction volume with zero cost of errors. The focus remained on automating processes, improving data quality, and maintaining system currency.

During the period, QTC launched its Data and Technology Strategy 2025-29. Developed collaboratively with stakeholders from all QTC business units, the strategy provides clear guidance to enhance the organisation’s agility to leverage new and emerging technologies while effectively managing associated risks.

QTC’s 2024-25 change portfolio represented the corporation’s most significant focus in uplifting business and technology capabilities since 2016. Change activities were delivered by cross-functional teams from across QTC, providing substantial business benefit including strengthening our cyber posture, building robust technology and data capabilities, and improving the experiences of our clients, investors and employees.

QTC launched its People Strategy 2025-29, outlining a four-year focus on enabling QTC to be a great place to work. The strategy makes organisational commitments to culture, leadership, talent and careers, and QTC’s employment offering. It also recognises the foundational roles of operational excellence, organisational architecture, compliance, systems and internal communications. The strategy will be implemented through annual programs of work reflecting QTC’s progress and growing organisational maturity.

Effective risk management remains a core business priority at QTC, with a proactive approach taken to identify and mitigate risks. QTC managed its portfolio market risk exposures within policy frameworks and approved limits throughout 2024-25, and continued to hold a portfolio of diverse financial securities that met the State’s liquidity requirements.

Looking ahead

As Queensland’s central financing authority, QTC remains focused on adapting to a dynamic external environment and evolving client needs. Our purpose—to create value for all Queenslanders through trusted financial expertise—continues to guide our enterprise-wide improvement initiatives and underpins our new vision: to be a world-class financial partner of government.

This vision reflects QTC’s evolution in global capital markets and the maturity of its advisory capabilities, including the establishment of QGCS. It also reinforces our intention to deliver excellence by benchmarking our performance and impact against leading international and domestic standards.

We will realise our purpose and vision through our people—by fostering a strong risk mindset, embracing innovation, and striving for excellence in everything we do. These pillars are central to how we deliver economic and social value for Queensland.

With the support of a strong and experienced Board, QTC’s Executive Leadership team is steering the organisation’s strategic direction with clarity and ambition. Together, they are empowering our high-performing workforce to deliver on our commitments and drive long-term success.

We extend our sincere gratitude to QTC’s team of skilled professionals for their continued dedication, expertise, and focus on delivering high-quality outcomes for Queensland. Their contribution is fundamental to our journey toward becoming a truly world-class financial partner of government.

S LING Chief Executive Officer 25 August 2025	S BUCKLEY Acting Chief Executive Officer (February 2025 -June 2025) 25 August 2025

*Face value is the dollar amount due to investors once a bond reaches maturity.

ANNUAL REPORT 2024-25 Queensland Treasury Corporation	7

* Turnover for period 1 July 2024 to 30 June 2025.

ACHIEVING SUSTAINABLE ACCESS TO FUNDING

QTC completed the State’s $26.9 billion 2024-25 indicative term debt borrowing program on 13 May 2025 ahead of schedule, and raised an additional $2.6 billion towards the 2025-26 program. QTC continued to attract a diversified investor base, further supported by the establishment of four new bond lines.

Meeting the State’s funding requirements

QTC is an established bond issuer in global fixed-income markets and raises the funds needed by the State each year with its bond issues consistently over-subscribed.

On 11 June 2024, following the release of the 2024–25 State Budget, QTC announced it would raise $24.9 billion to meet the State’s term debt borrowing requirement.

On 23 January 2025, the requirement was increased by $2 billion to $26.9 billion, following the Queensland Mid-Year Fiscal and Economic Review (MYFER).

QTC met its borrowing requirement of $26.9 billion and raised an additional $2.6 billion. Issuance was executed through $13.7 billion in syndicated deals, $5.5 billion in tenders and $13.2 billion via reverse enquiry.

In 2024–25, QTC maintained the State’s strong liquidity position, which supported the State’s credit rating and provided reserves during periods of market volatility.

QTC’s well-managed funding program and reputation for high-quality debt issuance enabled Queensland to attract a broad and diverse investor base—including many new investors—to secure the necessary funds at cost-effective rates. To support this, QTC offered a wide range of high-quality financial securities aligned with investor needs.

2024–25 funding highlights included four new bond lines:

∎

EUR1.25 billion May 2035 benchmark bond

∎

AUD2.5 billion July 2037 benchmark bond

∎

AUD1.75 billion September 2028 floating rate note

∎

AUD2 billion May 2029 floating rate note.

On 24 June 2025, QTC announced its indicative $33.5 billion term debt borrowing requirement for 2025–26.

Funding performance

QTC’s proactive management of the State’s borrowing program and clients’ funding requirements continued to focus on smoothing the maturity profile of debt on issue. All fixed rate debt issued in 2024–25 was in maturities 2028 and longer.

Over the financial year, QTC kept the market informed with open and transparent information on funding activity and the State’s economic, fiscal, and Environmental, Social and Governance (ESG) commitments. This included regular market engagements through the Funding and Markets Division, digital communication channels, and virtual and face-to-face meetings and events.

QTC’s funding strategy continued to support its commitment to a diverse range of funding sources, complementing its core AUD benchmark bonds and offering investors flexibility in their investment options.

8	ANNUAL REPORT 2024-25 Queensland Treasury Corporation

Sustainable finance

Since the inauguration of QTC’s Green Bond Program in 2017, QTC has contributed to the ongoing development of Australia’s sustainable finance market. As at 30 June 2025, QTC remained the largest Australian dollar green bond issuer with total outstanding across five green bond lines of approximately $13.1 billion at face value*.

Complementing QTC’s benchmark bond lines, green bonds supported diversification of QTC’s investor base and funding mix. This financial year, the existing 2031 and 2032 green bond lines were increased via a multi-tranche tender. This was the first time QTC had issued green bonds in this format. Additionally, the 2034 green bond line was increased through reverse enquiry.

Funding instruments

QTC has a diverse range of funding instruments in a variety of markets and currencies. The majority of QTC’s funding is sourced through long-term debt instruments, with QTC’s AUD benchmark bonds being the principal source of funding. As at 30 June 2025, QTC’s total debt outstanding was approximately $153.3 billion at face value*.

In May 2025, QTC issued a new EUR1.25 billion (~AUD2.15 billion) benchmark bond via syndication. This was the first time QTC had issued a benchmark bond denominated in euros. The issuance received significant demand with orders more than seven times the issuance amount.

Long-term debt instruments include Australian dollar denominated bonds (benchmark and non-benchmark) as well as multi-currency Euro Medium Term Notes (MTN) and United States MTN. Short-term instruments include domestic treasury notes, Euro Commercial Paper (CP) and US CP programs.

*Face value is the dollar amount due to investors once a bond reaches maturity.

ANNUAL REPORT 2024-25 Queensland Treasury Corporation	9

CREATING VALUE FOR THE STATE AND CLIENTS

In 2024–25, QTC supported Queensland Treasury and other key clients to create value for Queensland. This work contributed to fiscal, economic and social benefits and more informed decision-making to enhance Queensland’s prosperity.

Financial advice for the State’s public sector

QTC worked closely with Queensland Treasury to deliver a program of work aligned with the Queensland Government’s priorities to maximise financial and social outcomes for the
State. Key priority areas included energy, infrastructure, investment, housing and social services. Highlights included:

∎

financial and risk advice – assisted Queensland Treasury with key projects including financial analysis of government initiatives and investment due diligence advice on high-
priority projects

∎

capital program – continued to assist Queensland Treasury and the Department of
State Development, Infrastructure and Planning with a coordinated program of work to help further inform and manage the whole-of-government capital program

∎

housing – continued to support Queensland Treasury and the Department of Housing and Public Works with several initiatives including infrastructure delivery strategies.

QTC delivered a broad range of financial advisory assignments with departments and agencies, local governments and Government Owned Corporations (GOCs) that supported these entities to deliver sound investment, manage risks, increase efficiencies and deliver broader social and economic outcomes.

Highlights included:

∎

GOCs – provided Queensland Treasury, shareholding departments and government businesses with insights into financial performance, analysis of corporate plan forecasts and identification of key risks for the businesses and their industries

∎

energy – continued to contribute to informing Queensland’s energy system through market modelling, analysis and research

∎

local government – supported the financial sustainability of the local government sector as financier and through treasury management, advisory and education services.

Enhancing financial capability in Queensland’s public sector

QTC provided education services to enhance financial decision-making across the
Queensland public sector in partnership with world-class providers.

In 2024–25, QTC reached a wide range of public sector employees on a variety of different financial literacy topics through our Open Enrolment Program available to all Queensland
Government employees and through custom tailored training designed for specific agencies. QTC also supported both new and returning learners with valuable insights into the trends in the economy via QTC’s webinar series.

In June 2025, QTC relaunched QTC Education with a new multi-provider model and expanded service offering, with the program set to commence in the 2025-26 financial year.

Financial risk management for Government Owned Corporations

QTC assisted GOCs with risk management, financial advisory, forecasting, capital structure and debt strategies, and regulated debt advice. This included GOC performance reviews for Queensland Treasury and detailed annual borrowing assessments and credit reviews, as well as funding options analysis for large infrastructure projects. QTC combined its deep quantitative and technical skills with a combination of equity and debt perspectives, to deliver timely and impactful commercial advice.

Fostering strong relationships with local government

QTC continued to work closely with State Government, local government and key stakeholders to support the delivery of financially sustainable council outcomes. In
2024–25, QTC delivered services to the local government sector such as:

∎

treasury management services including the provision of debt and investment advice and transactional services support

10	ANNUAL REPORT 2024-25 Queensland Treasury Corporation

∎	financial advisory services, including the provision of risk, governance, project management, capital decision making, asset management and business case development assistance, to support local governments’ financial sustainability and sector capability, and

∎	education services and capability uplift training for council officers and elected members. This included ongoing support for the induction of new and returning elected members. In 2024-25, QTC also developed a new education offering for councils that supported elected members to analyse financial information and drive financially sustainable decision making.

In addition to delivering a range of education services to Queensland’s councils, in June 2025, QTC Education announced a partnership with the Department of Local Government, Water and Volunteers (DLGWV) to deliver a multi-year education service program for Elected Members, and council and department staff in the 2025-26 financial year.

During the period, QTC assisted with the implementation of DLGWV’s Local Government Sustainability Framework, and supported the DLGWV’s annual Finance Officer Network program, presenting at all eight of these regional forums.

QTC delivered a program of economic updates throughout the year, as well as contributed to sector events for the Local Government Association of Queensland (LGAQ) and Local Government Finance Professionals (LGFP).

Debt and risk management

QTC worked closely with its clients to provide debt management and liquidity products that delivered an efficient balance of lowest cost funding and risk focused outcomes.

Client onlendings increased by ~$22 billion across the year in review, as outlined in the table below. A close collaborative approach was taken with clients, particularly Queensland Treasury, to ensure new borrowing requirements were aligned to their objectives.

Loans to clients

	TOTAL DEBT OUTSTANDING (FAIR VALUE) 30 JUNE 25 A$‘000	TOTAL DEBT OUTSTANDING (FAIR VALUE) 30 JUNE 24 A$‘000

General Government[1]	60,611,338	44,844,760

Government Owned Corporations	33,047,844	28,969,503

Statutory Bodies[2]	19,586,085	17,835,369

Local Government	6,977,277	6,301,907

Other Entities	408,626	310,786

Total	120,631,170	98,262,325

1 Includes other bodies within the public accounts 2 Includes Queensland water entities, universities, grammar schools and water boards

Cash management

QTC offered cash management products that enabled clients to increase the value of their surplus funds and manage liquidity requirements. The Cash Fund offered Queensland’s public sector organisations the opportunity to invest surplus funds for a short to medium-term investment horizon. In 2024–25, the Cash Fund delivered strong relative returns and outperformed the Bloomberg AusBond Bank Bill Index by 65 basis points. At 30 June 2025, funds under management were $11.35 billion.

The Cash Fund was underpinned by the quality of the investments, with 100 per cent of the Cash Fund investments having a long-term rating of ‘A-’ or higher by S&P Global Ratings as at 30 June 2025. Throughout the year, QTC continued to meet with clients to provide insights into the Cash Fund’s structure, strategy and performance. The Cash Fund provided clients with liquidity, while prudently managing money market and term assets in a volatile interest rate and credit spread environment.

Foreign exchange

QTC’s foreign exchange (FX) services, including its online platform, enable its public sector clients to access wholesale market rates and hedge against currency fluctuations. In 2024–25, the FX service continued to deliver strong volumes and savings for QTC’s clients (estimated savings ~$5.1 million). QTC continued to work with agencies to increase cost-saving opportunities through dual currency pricing for the procurement of goods manufactured offshore.

Carbon and commodities

Following the successful launch of the commodity hedging and environmental products trading capability, QTC began onboarding several Queensland Government entities interested in the facilitation of relevant transactions. QTC has since helped multiple clients manage their Australian Carbon Credit Units (ACCUs) generated by waste management projects. Additionally, QTC began assisting a number of clients with commodity exposures identified in large-scale infrastructure projects.

Economic research

In 2024-25, QTC delivered a range of economic research services to its clients. These services encompassed regular publications and topical research, in-person presentations and webinars, as well as additional support like highlighting research pertinent to clients’ areas of operations and addressing inquiries or requests.

ANNUAL REPORT 2024-25 Queensland Treasury Corporation	11

ACHIEVING OPERATIONAL EXCELLENCE

In 2024–25, QTC’s performance was underpinned by a strong commitment to maintaining high organisational standards. This approach supported the achievement of corporate objectives and ensured that organisational risks were systematically identified, monitored, and effectively managed.

Operational excellence

In 2024-25, QTC enhanced operational performance by implementing key strategies in technology, change, people, and diversity. These initiatives were guided by our pillars of risk mindset, innovation and excellence, creating a great place to work, and client centricity.

Technology, system and business process enhancements

In the year under review, QTC settled $430 billion in transaction volume with zero cost of errors. The focus remained on automating processes, improving data quality, and maintaining system currency.

During the period, QTC launched its Data and Technology Strategy 2025-29. Developed collaboratively with stakeholders from all QTC business units, the strategy provides clear guidance to enhance the organisation’s agility and leverage new and emerging technologies while effectively managing associated risks.

The Board approved enhancement of technology resources, supporting recruitment of personnel to strengthen key technology functions. This includes aligning evolving business requirements with strategic technology solutions and improved cyber risk visibility.

QTC demonstrated resilience in the face of natural disaster and technology disruption through robust contingency planning and effective crisis management. QTC ensured continuity of operations and maintained high service levels during these external events, underscoring QTC’s commitment to operational excellence and its ability to adapt to adverse conditions while safeguarding its stakeholders’ interests and maintaining trust.

Change portfolio

QTC’s 2024-25 change portfolio represented the corporation’s most significant investment in uplifting business and technology capabilities since 2016. Change activities were delivered by cross-functional teams from across QTC, providing substantial business benefit including strengthening our cyber posture, building robust technology and data capabilities, and improving the experiences of our clients, investors and employees. QTC’s Portfolio Management Office (PMO) function continued to provide dedicated portfolio governance and project delivery capability, increasing both the capacity and capability for change activities across the organisation. Over the period, the scope and mandate for the PMO was further refined to provide greater oversight and visibility of all change activities to the Executive Change Committee.

Corporate risk management and efficiency

Effective risk management remains a core business priority at QTC, with a proactive approach taken to identify and mitigate risks. Regular assurance is given to management and the Board regarding the effective design and operation of key internal controls.

As part of its ongoing commitment to excellence, QTC is in the process of further enhancing its risk management framework. Aligning with best practice, a comprehensive review of risks, controls and supporting policies is in progress.

QTC’s internal audit program in 2024–25 continued to focus on assessing and improving the effectiveness of key controls in managing and mitigating material risks. Improvements were implemented with Board oversight, to drive efficiency and ensure effective ongoing risk management.

Investment in additional resourcing across the three lines of defence further enhanced cyber risk management by clearly defining roles and responsibilities, improving communication and coordination, and enabling independent assurance. By systematically addressing cyber risks, the model enables comprehensive coverage and proactive risk management.

QTC continued to implement a comprehensive compliance training program to ensure staff understand risks and their obligations. All staff completed mandatory training on compliance topics including the Code of Conduct, Workplace Health and Safety, Discrimination, Insider Trading, Cyber risk and Privacy. Further, QTC provided specialised training in areas such as anti-money laundering and counter-terrorism financing, and Artificial Intelligence. QTC staff are required to affirm their compliance with QTC’s policies and procedures annually by completing the Annual Compliance Declaration.

QTC managed its portfolio market risk exposures within policy frameworks and approved limits throughout 2024-25, and continued to hold a portfolio of diverse, liquid financial securities that met the State’s liquidity requirements.

12	ANNUAL REPORT 2024-25 Queensland Treasury Corporation

Enabling QTC to be a Great Place to Work

QTC launched its People Strategy 2025-29, outlining a four-year focus on enabling QTC to be a great place to work. The strategy makes organisational commitments to culture, leadership, talent and careers, and QTC’s employment offer. It also recognises the foundational roles of operational excellence, organisational architecture, compliance, systems and internal communications. The strategy will be implemented through annual programs of work reflecting QTC’s progress and growing organisational maturity. QTC continues to compete with the financial and professional services sectors to attract and retain its high calibre employees and hires employees on individual contracts, with employment practices aligned to the external market. In 2024-25, QTC enhanced its learning and development activities at all levels to ensure the currency of its workforce capability. Three pillars of QTC’s learning and development were:

∎	a 12-month leadership development program, investing in the enterprise and people leadership capabilities of QTC’s senior leadership and middle management cohorts

∎	the relaunch of the corporate professional development program, providing job relevant learning opportunities across a range of career levels and capability domains

∎	the launch of an internal mentoring program, providing QTC’s employees an opportunity to learn from more experienced peers and focusing on building cross-organisational connections.

This focus on employee capability will continue into 2025-26, including through an initiative under the People Strategy aimed at building a leadership community of practice.

QTC continued to embed practices and policies in response to Australia’s evolving employee relations landscape. A specific focus on psychosocial risk and supporting the wellbeing of our people will continue into 2025-26 through a discrete People Strategy initiative.

Diversity and wellbeing

QTC continues to enact the Diversity, Equity and Inclusion (DEI) Strategy for 2024–26 that was adopted in 2023. Activities over 2024-25 maintained QTC’s focus on advancing equity outcomes for women while broadening out engagement with other diversity groups. A complementary focus on inclusion, belonging and respect ensured the DEI activities were well embedded.

Key initiatives focused on enhancing employee diversity and wellbeing included:

∎	committing to the Reconciliation Action Plan (RAP) process through formally registering QTC’s intention to develop a Reflect RAP
∎	expanding QTC workforce’s access to First Nations cultural awareness activities, including a First Nations Book Library, eLearning and digital resources

∎	recognising DEI considerations in QTC’s Sustainability Working Group, particularly regarding QTC’s social and governance commitments

∎	continuing to embed flexible work practices

∎	increasing understanding of populations within the QTC workforce through expanding the demographics included in our Annual Engagement Survey, to reflect Diversity Council Australia guidelines and other forms of leading practice

∎	supporting the wellbeing and mental health of our people, including through maintaining and promoting our accredited Mental Health First Aid Officers, online wellbeing webinars, and ongoing access to an Employee Assistance Program

∎	supporting the physical health of our people through our employee benefit offering, including through our Fitness Passport subsidy and influenza vaccination programs

∎	supporting the financial wellbeing of our people through our employee benefits offering, including CBA Workplace Banking, SG Fleet, Bupa Health Insurance.

QTC also increased its focus on recognising days of significance across the organisation, including:

∎	International Women’s Day (IWD) 2025, through participating in the UN Women Australia IWD event, hosting an internal event with a women’s focused community organisation and making available women-focused financial wellbeing seminars

∎	NAIDOC Week 2024 and National Reconciliation Week 2025, through executive-hosted employee events learning about QTC’s work in Indigenous Councils and making cultural awareness opportunities

∎	RUOK? Day 2024, through organisational awareness raising and employee-organised organisational events

∎	Mental Health Week 2024, through externally facilitated wellness seminars, employee events organised by QTC’s Mental Health First Aiders and encouraging employees to take advantage of additional wellbeing time

∎	International Day of Persons with Disabilities, through organisational awareness raising, connection to community organisations and an employee event featuring a guest speaker with lived experience.

ANNUAL REPORT 2024-25 Queensland Treasury Corporation	13

ENVIRONMENTAL, SOCIAL AND GOVERNANCE COMMITMENT

In 2024–25, QTC worked closely with its stakeholders to deliver key Environmental, Social and Governance (ESG) initiatives, including:

∎	providing institutional investors with expanded green investment opportunities via QTC green bonds

∎	supporting development of the Queensland Sustainability Report 2024

∎	providing QTC clients carbon offsets execution capability

∎	assisting the Queensland Government to deliver initiatives that support ESG outcomes for Queensland

∎	enhancing cultural awareness of First Nations Peoples

∎	providing organisational contributions that benefit the community.

QTC green bonds

QTC’s Green Bond Program supports Queensland’s pathway to climate resilience and an environmentally sustainable economy. It enables investors to contribute to positive environmental outcomes for the State of Queensland through a range of eligible projects and assets such as low carbon transport, renewable energy, land conservation and waste management.

QTC relies on the close partnership and support of government stakeholders to identify eligible projects and assets for inclusion in the green bond pool. In 2024-25, this led to the addition of a recovery and recyclables facility, bringing QTC’s green bond pool to $20 billion across 27 assets in six categories.

The size of QTC’s eligible asset pool allows the corporation to remain an ongoing green bond issuer, with the aim of increasing the liquidity in our green bond product to investors.

In May 2025, QTC published its 2025 Green Bond Annual Report. The annual report provides information on notionally allocated proceeds against eligible assets, description of assets and relevant performance indicators. Governance processes are set out in QTC’s Green Bond Framework that is aligned with the Climate Bonds Initiative (CBI) and International Capital Market Association (ICMA) standards.

During 2024-25, QTC initiated a strategic review of its Green Bond Program to ensure alignment with global markets and industry developments. In November 2024, QTC appointed Commonwealth Bank of Australia and RBC Capital Markets as joint Sustainable Finance Coordinators to support a comprehensive review of its Green Bond Framework.

Supporting the Queensland Sustainability Report 2024 and Government Emissions Measurement and Reporting Framework

QTC collaborated with the Queensland Government to develop the fourth Queensland Sustainability Report, which outlines the Queensland Government’s approach to managing sustainability risks and opportunities. The Report details the governance structures underpinning policy oversight and implementation, provides information on the Queensland Government’s commitments and policies for addressing sustainability risks and opportunities, and describes how these risks and opportunities are measured, monitored, and managed.

Concurrently, QTC supported Queensland Treasury in developing a framework for the consistent measurement and reporting of Whole of Government (WoG) greenhouse gas emissions. This project aims to ensure compliance with future sustainability accounting standards and to track progress against potential future government organisational emission reduction targets.

Providing QTC clients carbon offsets execution capability

QTC established and successfully facilitated execution in the carbon offsets secondary market, offering facilitation services to clients wanting to purchase or sell Australian Carbon Credit Units (ACCUs).

14	ANNUAL REPORT 2024-25 Queensland Treasury Corporation

Assisting the Queensland Government to deliver initiatives that support ESG outcomes for Queensland

QTC continues to support Queensland’s energy transition through its work with the energy GOCs regarding strategic performance reviews, borrowing assessments, credit reviews and funding advice. QTC supported the government in the analysis of initiatives that support the energy transition and pathway to net zero emissions. QTC also worked closely with its clients on initiatives that support social outcomes for the State, including projects to support the Queensland Government to address challenges to meet the housing needs of Queenslanders and build solutions for regional local governments.

Enhancing cultural awareness of First Nations Peoples

QTC took an important step forward under its People and Diversity, Equity and Inclusion (DEI) Strategies, confirming its commitment to reconciliation by initiating the development of a Reflect Reconciliation Action Plan (RAP). The development of the RAP will be stewarded by an executive-led working group with representation from across the organisation. The working group will support QTC in reflecting on its historical and present relationships with First Nations people in Queensland and consider the contributions the organisation can make in furthering reconciliation. The working group recently commenced its journey through volunteering with a First Nations-oriented community program.

Commencing the RAP process is a logical extension of QTC’s ongoing commitment to enhancing its employees’ cultural awareness of First Nations Peoples. This includes the ongoing recognition of key dates of significance, provision of cultural awareness learning and development opportunities and resources, and relationships with First Nations suppliers.

Providing organisational contributions that benefit the community

QTC contributed to a range of social and community initiatives in 2024–25, including in both a corporate capacity and through activities of employees. QTC has maintained its organisational relationship with meal relief charity, FareShare, which has recently expanded through the RAP Working Group’s participation in the Meals for the Mob program. QTC also continued its partnership with Stepping Stones, supporting people living with mental illness with employment opportunities and connection with community.

Utilising QTC’s paid community leave day, employees have continued to volunteer for organisations such as FareShare and Dressed for Success. QTC also facilitated donation opportunities which allowed employees to contribute to causes such as Dressed for Success and the Share the Dignity drive.

ANNUAL REPORT 2024-25 Queensland Treasury Corporation	15

CORPORATE GOVERNANCE

QTC is committed to maintaining the high standards of governance, transparency and accountability expected in the public sector to support the achievement of QTC’s objectives in accordance with legislative and regulatory obligations, fulfillment of QTC’s purpose and maintenance of the corporation’s sustainability.

QTC and its Boards

QTC was established by the Queensland Treasury Corporation Act 1988 (the QTC Act) as a corporation sole (ie, a corporation that consists solely of a nominated office holder). The Under Treasurer of Queensland is QTC’s nominated office holder and has delegated powers to its two Boards:

∎	the Queensland Treasury Corporation Capital Markets Board (the Board), established in 1991 to manage all of QTC’s operations except those relating to certain superannuation and other long-term assets, and

∎	the State Investment Advisory Board (SIAB), established in July 2008 to manage the State’s long-term investment assets.

QTC Capital Markets Board

The Under Treasurer, as QTC’s corporation sole, and the QTC Capital Markets Board have agreed on the terms and administrative arrangements for exercising the powers that the corporation sole has delegated to the Board.

The Board operates in accordance with its charter, which sets out its roles and responsibilities (based on its delegated powers), and the conduct of meetings. The charter provides that the role and functions of the Board are to:

∎	take responsibility for the corporate governance of QTC

∎	set strategic direction, policies and risk appetite

∎	promote and monitor the organisational culture

∎	monitor the implementation of QTC’s strategy

∎	ensure the effectiveness of the risk management framework

∎	monitor QTC’s financial and business performance

∎	ensure compliance with legal and regulatory obligations
∎	ensure integrity of reporting, and

∎	safeguard the reputation of QTC.

The Board typically holds at least eight meetings each year and may, whenever necessary, hold additional meetings.

Board appointments

The Board consists of members appointed by the Governor-in-Council, in accordance with section 10(2) of the QTC Act. Each Board member is selected based on their qualifications, experience, skills, strategic ability, and commitment to contributing to QTC’s performance and achieving its corporate objectives. The Board is composed of a Queensland Treasury ex officio representative and non-executive members.

Conflict of interest

Board members are required to monitor and disclose any actual or potential conflicts of interest. Unless the Board decides otherwise, a conflicted Board member may not receive any Board papers, attend meetings, or take part in decisions relating to their declared interests.

Performance and remuneration

To ensure continuous improvement and enhance overall effectiveness, the Board conducts an annual assessment of its performance. Board members’ remuneration is determined by the Governor-in-Council, with details disclosed in QTC’s financial statements.

Board committees

The Board has established three committees, each with its own charter, to assist in overseeing and governing various QTC activities. The complete roles and responsibilities of each committee are outlined in their charters, available on the QTC website.

16	ANNUAL REPORT 2024-25 Queensland Treasury Corporation

Funding and Markets Committee

The Funding and Markets Committee assists the Board to fulfill its corporate governance responsibilities related to borrowing, liquidity, onlending, financial risk management and non-debt financial services. The Committee makes strategic recommendations, monitors implementation, and reports to the Board on performance. It also oversees QTC’s financial risk management culture and relevant policies, and ensures compliance with legal and regulatory obligations. The Committee meets at least four times a year and comprises at least three Board members.

People and Culture Committee

The People and Culture Committee assists the Board to fulfill its corporate governance responsibilities related to people, culture, and remuneration. The Committee makes strategic recommendations, monitors implementation, and reports to the Board on performance. It oversees QTC’s organisational culture, values, behaviours and relevant policies, and ensures compliance with legal and regulatory obligations. The Committee also monitors people and culture related risks and key management personnel development and remuneration. The Committee meets at least three times a year and comprises at least three Board members.

Risk and Audit Committee

The Risk and Audit Committee assists the Board to fulfill its corporate governance responsibilities related to QTC’s enterprise risk management framework, compliance, financial reporting and audit. The Committee makes strategic recommendations, monitors implementation, and reports to the Board on performance. It oversees QTC’s risk and control culture and relevant policies, and ensures compliance with legal and regulatory obligations. The Committee meets at least four times a year and comprises at least three Board members.

During the year, the Risk and Audit Committee recommended the adoption of annual financial statements, reviewed external and internal audit reports and the progress in implementing the recommendations from those reports, approved QTC’s Internal Audit Plan and reviewed the Queensland Audit Office’s External Audit Plan.

Advisory and Consulting Committee

In June 2025, the Advisory and Consulting Committee was established to assist the Board to fulfill its corporate governance responsibilities relating to Queensland Government Consulting Services and QTC advisory services. The Committee commenced its responsibilities on 1 July 2025.

Meetings held

	BOARD		FUNDING AND MARKETS COMMITTEE		PEOPLE AND CULTURE COMMITTEE		RISK AND AUDIT COMMITTEE

ORDINARY MEETINGS HELD	9		4		4		4
	ATTENDED	ELIGIBLE TO ATTEND	ATTENDED	ELIGIBLE TO ATTEND	ATTENDED	ELIGIBLE TO ATTEND	ATTENDED	ELIGIBLE TO ATTEND

Damien Frawley	9	9	-	-	4	4	3	4

Micheal Carey[1]	2	2	0	2	-	-	-	-

Rachel Crossland[2]	3	3	-	-	-	-	-	-

Neville Ide	8	9	4	4	-	-	4	4

Natalie Smith	8	9	-	-	4	4	-	-

Karen Smith-Pomeroy	8	9	2	2	-	-	4	4

Rosemary Vilgan	9	9	-	-	4	4	4	4

Paul Williams[3]	2	4	0	2	-	-	-	-

John Wilson	7	9	4	4	4	4	-	-

[1]	This position is an ex officio appointment within Queensland Treasury. Mr Carey’s term on the Board ended on 31 October 2024.

[2]	This position is an ex officio appointment within Queensland Treasury. Ms Crossland’s term on the Board was from 1 November 2024 to 23 February 2025.

[3]	This position is an ex officio appointment within Queensland Treasury. Mr Williams started on the Board on 24 February 2025.

ANNUAL REPORT 2024-25 Queensland Treasury Corporation	17

QTC’s Capital Markets Board members as at 30 June 2025
DAMIEN FRAWLEY Chair Appointed 1 July 2022 Tenure to 31 December 2025 Board Committees ∎ Member, People and Culture Committee ∎ Member, Risk and Audit Committee

Damien Frawley has more than 35 years’ experience in the financial services sector, both domestically and internationally. From 2012 to 2022, he was the Chief Executive of Queensland Investment Corporation (QIC), responsible for more than $100 billion in assets under management for a range of government, domestic and global institutional investors.

Prior to QIC, Mr Frawley was Blackrock’s Australian Managing Director and Chief Executive Officer from 2010 to 2012, after joining as its Head of Institutional and Retail in 2007. He also held senior roles at Merrill Lynch Investment Management, Barclays Global Investors and Citibank.

Mr Frawley is the Independent Chair of Hostplus, a non-executive director of Mirvac Group, a director of Blue Sky Beef and a non-executive director of Elders Limited.

NEVILLE IDE

BBUS (ACCTG),

MCOMM (ACCTG AND FIN), FCPA, FAICD

Appointed 1 October 2018

Tenure to 30 September 2025

Board Committees

∎

Chair, Funding and Markets Committee

∎

Member, Risk and Audit Committee Committee

Neville Ide has more than 40 years’ experience in financial markets and treasury management, having held executive positions in the banking, finance and government sectors.

Mr Ide’s industry knowledge and experience covers banking, insurance, infrastructure and corporate treasury management, including debt and equity capital markets, balance sheet structuring and financial risk management.

Mr Ide has served as a non-executive director on several public and private company boards since 2006. He is currently the Chair of Seqwater.

DR NATALIE SMITH

BSC (COMP SC & MATHS), M HR & ORG DEV, RESEARCH MASTERS FLEX WORK PRAC, PHD GOV DIGITAL TRANS

Appointed 21 September 2023

Tenure to 30 September 2026

Board Committees

∎

Member, People and Culture Committee

Dr Natalie Smith has over 30 years’ experience in technology and transformation consulting, predominantly in financial services and government. She has a combination of executive, corporate governance and academic expertise in digital and transformational projects.

Dr Smith is currently an Industry Fellow at the University of Queensland. Her governance roles include Deputy Chair of UnitingCare Queensland and member of St John of God Health Service’s Digital, Information and Technology Committee. She is also a member of the National AI Centre’s Responsible AI Thinktank and of the Digital Expert Reviewer Panel for the New South Wales Government.

Previously, Dr Smith was an Associate Professor in Practice at the University of Sydney, a partner in Deloitte’s Risk Advisory practice, Deputy Chair of Mercy Community Services, and a member of the Financial Investment and Property Board for the Uniting Church in Queensland.

KAREN SMITH- POMEROY

ADIP (ACCOUNTING), GAICD, FIPA, FFA, SFFIN, GIA (AFFILIATE)

Appointed 9 July 2015

Tenure to 30 November 2025

Board Committees

∎

Chair, Risk and Audit Committee

∎

Member, Funding and Markets Committee

Karen Smith-Pomeroy is an experienced financial services senior executive with a specialty in risk and governance.

Ms Smith-Pomeroy held senior executive roles with Suncorp Group Limited from 1997 to 2014, including as Chief Risk Officer of Suncorp Bank from 2009 to 2013, and Executive Director, Suncorp Group subsidiary entities from 2009 to 2014. She is an experienced director and committee chair with prior roles on a number of listed and unlisted company boards and committees.

Ms Smith-Pomeroy is currently Chair of Regional Investment Corporation, and a non-executive director of Kina Securities Limited and National Reconstruction Fund Corporation. She is also Chair of the Queensland Department of State Development, Infrastructure and Planning Audit and Risk Management Committee, Chair of the Queensland Department of Natural Resources and Mines, Manufacturing and Regional and Rural Development Audit and Risk Committee, and a member of the Audit and Risk Management Committees for the Queensland Department of the Premier and Cabinet and Public Sector Commission, and South Bank Corporation.

18	ANNUAL REPORT 2024-25 Queensland Treasury Corporation

ROSEMARY VILGAN BBUS, DIP SUPN MGT, FAICD, FASFA Appointed 1 October 2020 Tenure to 30 September 2026 Board Committees ∎ Chair, People and Culture Committee ∎ Member, Risk and Audit Committee

Rosemary Vilgan is an experienced non-executive director, with specific expertise in financial services and business leadership and transformation. She was the Chief Executive of QSuper, a global financial services business with $90 billion in accounts, from 1998 until 2015.

She is currently Chair of Vincent Fairfax Family Foundation, a member of the Cambooya Investment Committee, and a member of the Future Fund Board of Guardians. Ms Vilgan’s former roles include Chairperson of the Federal Government’s Safety, Rehabilitation and Compensation Commission, a member of the Board of the Children’s Hospital Foundation (Qld), a member of the Board of the Guardians of New Zealand Superannuation, and a Queensland council member of AICD. She is a former Councillor, Deputy Chancellor and Chairperson of the Audit and Risk Committee at Queensland University of Technology (QUT), and a former director and Chair of the Board of the Association of Superannuation Funds of Australia (ASFA).

In 2013, Ms Vilgan was named the Telstra Australian Businesswoman of the Year.

PAUL WILLIAMS Appointed 24 February 2025 Tenure to 30 September 2026 Board Committees ∎ Member, Funding and Markets Committee

Paul Williams commenced as Under Treasurer in February 2025. He is an experienced senior executive with more than 25 years’ experience in the banking and finance sector. He has held Board and Committee positions across funds management, hospitality, sport and the not-for-profit sector.

Most recently he was the Chief Financial Officer with People First Bank and has previously held executive roles in strategy advisory, finance and investment with Arthur Andersen, Heritage Bank, and the Bank of Queensland.

Mr Williams is also a director of South Bank Corporation, a member of the Board of Cross River Rail Development Authority, a member of the Australian Retirement Trust Advisory Board, and the President of the Tattersalls Club.

JOHN WILSON BA, LLB, LLM, MA Appointed 15 December 2022 Tenure to 30 November 2025 Board Committees ∎ Member, Funding and Markets Committee ∎ Member, People and Culture Committee

John Wilson has more than 35 years’ experience in investment and capital markets. Mr Wilson was most recently a Senior Advisor and Managing Director at Goldman Sachs Asset Management. He spent the majority of his executive career at the fixed income manager, PIMCO.

Mr Wilson currently serves as a special advisor to Brighter Super, a consultant to Blue Owl Capital, and as a Director of Jacobs Williams Pty Ltd. His previous directorships include Ord Minnett, QIC, LGIASuper, Etihad Stadium, Rugby Australia and the UNE Foundation. He was Chairman of the Australian Rugby Foundation and Chairman of the NSW Aboriginal Lands Council Investment Committee.

ANNUAL REPORT 2024-25 Queensland Treasury Corporation	19

QTC Executive Leadership team

The responsibility for the day-to-day operation and administration of QTC is delegated by the Board to the Chief Executive Officer and the Executive Leadership team. The Chief Executive Officer is appointed by the Board and executives are appointed by the Chief Executive Officer. Executive Leadership team appointments are made on the basis of qualifications, experience, skills, strategic ability, and commitment to contribute to QTC’s performance and achievement of its corporate objectives.

QTC’S EXECUTIVE LEADERSHIP TEAM AS AT 30 JUNE 2025

Simon Ling[1]	Chief Executive Officer

Susan Buckley[2]	Managing Director – Funding and Markets

Maryanne Kelly	Acting Managing Director – Advisory

Chris Noot[1]	Managing Director – Risk, and Chief Risk Officer

Stephanie Challen	Acting Managing Director – Business Services, and Chief Operating Officer

Lona Baskerville	Chief People Officer

1	Commenced on 30 June 2025
2	Acting Chief Executive Officer from 19 February 2025 to 29 June 2025

Internal audit

The Financial and Performance Management Standard 2019 (Qld) (Standard) governs the operation of QTC’s internal audit function. QTC outsourced its independent internal audit function for the 2024–25 financial year. Internal Audit reports to the Board, via the Risk and Audit Committee, consistent with the relevant audit and ethical standards. The role of internal audit is to provide the Board (through the Risk and Audit Committee) with independent and objective assurance and advice on the adequacy and effectiveness of QTC’s governance and risk management (including controls).

Internal audit is responsible for:

∎	developing an annual audit plan, based on the assessment of strategic, financial and operational risks with regard to QTC’s purpose and strategy, which is approved by the Risk and Audit Committee

∎	providing regular audit reports and periodic program reports to the management team and the Risk and Audit Committee, and

∎	working constructively with QTC’s management team to challenge and improve established and proposed practices and to put forward ideas for process improvement.

External audit

In accordance with the provisions of the Auditor-General Act 2009, the Queensland Audit Office is the external auditor for QTC. The Queensland Audit Office has the responsibility for forming opinions about the reliability of QTC’s financial statements, along with other public sector entities, with the results of these financial audits tabled in Queensland’s Parliament.

All audit recommendations raised by the Queensland Audit Office that were due during the reporting period were addressed.

State Investment Advisory Board

The State Investment Advisory Board (SIAB) was established in 2008 as an advisory Board of Queensland Treasury Corporation under section 10 of the QTC Act. The SIAB was established to manage long-term assets for the State by a board independent of QTC’s capital markets operations. The long-term assets have no impact on QTC’s capital markets operations and there is no cash flow effect for QTC.

In 2024–25, with power delegated from QTC, the SIAB was responsible for:

∎	oversight of the financial assets set aside by the Queensland Government to meet future employee liabilities and other long-term obligations of the State

∎	oversight of the financial assets set aside to support long-term initiatives of the Queensland Government, and

∎	providing investment governance assistance in connection with the Financial Provisioning Fund established under the Mineral and Energy Resources (Financial Provisioning) Act 2018 and the National Injury Insurance Scheme Fund, Queensland.

The SIAB members are appointed by the Governor-in-Council, in accordance with section 10(2) of the QTC Act.

Remuneration for the SIAB members is determined by the Governor-in-Council.

Meetings held

	POSITION	ATTENDED	ELIGIBLE TO ATTEND

Dennis Molloy, Deputy Under Treasurer[1]	Chair	4	4

William Ryan, Head of Fiscal[1]	Member	4	4

Philip Graham, External Member	Member	3	4

Cate Wood AM, External Member	Member	4	4

Wendy Tancred, External Member	Member	4	4

Brendan O’Farrell, External Member	Member	4	4

1	This position is an ex officio appointment within Queensland Treasury.

20	ANNUAL REPORT 2024-25 Queensland Treasury Corporation

SIAB Board Members

as at 30 June 2025

DENNIS MOLLOY

Chair

Appointed 24 April 2024

Tenure to 30 September 2025

Dennis Molloy commenced as Deputy Under Treasurer of Queensland Treasury’s Economics and Fiscal Group in May 2021. He has been closely involved in all Queensland State Budgets since 2010. He also worked as the Executive Director of Economic Policy in the Department of the Premier and Cabinet and took a particular interest in policies that would facilitate growth of the Queensland economy. Mr Molloy started his career as an economist with the Commonwealth Treasury and enjoyed over a decade engaged in economic forecasting, competition policy, Commonwealth-state financial relations, and advising the Commonwealth Treasurer on the health, education, social security and defence portfolios.

PHILIP (PHIL) GRAHAM

BA (ECON. HONS), MCOM (FIN, HONS), CFA, GAICD

Appointed 4 July 2019

Tenure to 30 September 2027

Phil Graham has extensive experience in investment management, financial markets, and economic policy. He is an independent member of the Lonsec Asset Allocation Committee and a consultant to AustralianSuper. Mr Graham was Senior Portfolio Strategist and Deputy Chief Investment Officer at Mercer from 2007-18. He also held senior roles at QIC and Access Capital Advisors, and prior to this he worked for the Reserve Bank of Australia and the ANZ Banking Group. Mr Graham is a past-President of the CFA Society of Melbourne and was the President’s Council Representative for the CFA Asia Pacific North and Oceania region in 2015-19. He currently serves on the CFA Disciplinary Review Committee and is a trustee of the Research Foundation of the CFA Institute.

BRENDAN O’FARRELL

MBA, GAICD, DIPSM

Appointed 21 September 2023

Tenure to 30 September 2026

Brendan O’Farrell is an experienced Non-Executive Director. He has more than 25 years’ financial services experience in senior executive roles including as Chief Executive Officer and Chief Investment Officer with his most recent role as Chief Executive Officer (including Chief Investment Officer) of lntrust Super from 2005-21. He currently runs his own consulting business, Maple Tree Consulting Pty Ltd. Mr O’Farrell’s current directorships include Queensland Teachers’ Union Health Fund (Member of the Risk and Audit Committees), Windsor Income Protection Pty Ltd (Chair of Audit and Risk Committee and member of Remuneration Committee), Queensland Rugby Football League Ltd (Member of Audit and Risk Committee), Broncos Leagues Club Pty Ltd, Stadiums Queensland (Chair of Strategy and Planning Committee and Member of the Remuneration

Committee), Chair of CMBM Facility Services Advisory Board, and Chair of Economic Development Queensland (member of Audit, Risk and Performance, and People and Culture Committee).

WILLIAM RYAN

BBUS (BANKING AND FIN), GRAD CERT POLICY ANALYSIS

Appointed 19 November 2020

Tenure to 30 September 2025

William Ryan is the Head of Fiscal, Queensland Treasury, with responsibilities for managing the State’s budget and balance sheet, and ensuring the long-term sustainability of Queensland’s fiscal position. He forms part of Queensland Treasury’s Senior Leadership Team and serves as a member of the Queensland Government Insurance Fund Governance Committee. Prior to his current role, Mr Ryan held senior leadership roles in Queensland Treasury over a 21-year career. These roles have included developing investment programs, financial assurance modelling, infrastructure program and economic policy analysis.

WENDY TANCRED

BCOM, CPA, DIPFP, CSM, GRAD CERT MGMT. FFIN, FAICD

Appointed 21 September 2023

Tenure to 30 September 2026

Wendy Tancred has more than 35 years’ experience in the financial services industry, including banking, financial planning and superannuation. Following executive roles within AMP and Westpac, she was the Chief Executive Officer of two superannuation funds and a trustee director. While also having Chief Executive Officer and director roles in other industries, the majority of Ms Tancred’s career has been in highly regulated sectors, ensuring strong risk management and governance capability. She has deep investment expertise gained across multiple roles with a focus on long-term drivers of sustainable outcomes.

CATE WOOD AM

BSS, DIP FP, GAICD

Appointed 7 July 2022

Tenure to 30 September 2025

Cate Wood has more than 25 years’ experience in the superannuation industry. Ms Wood was Executive Officer and a Director of AGEST Super, a Director and Chair of CareSuper, a Director of SunSuper, and served on the Investment Committees of these funds. Ms Wood was a Director of the Industry Superannuation Property Trust (ISPT) and a Member of the ACT Investment Advisory Board. She is currently a Member of the Professional Standards Councils and Chair of the Centre for Workers’ Capital.

ANNUAL REPORT 2024-25 Queensland Treasury Corporation	21

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22	ANNUAL REPORT 2024-25 Queensland Treasury Corporation

FINANCIAL STATEMENTS For the year ended 30 June 2025

Statement of comprehensive income	24

Balance sheet	25

Statement of changes in equity	26

Statement of cash flows	27

Notes to the financial statements	28

◾ Capital Markets Operations	31

◾ State Investment Operations	46

◾ Other information	52

Certificate of the Queensland Treasury Corporation	61

Independent Auditor’s Report	62

ANNUAL REPORT 2024-25 Queensland Treasury Corporation	23

Statement of Comprehensive Income

For the year ended 30 June 2025

	Note	2025 $000	2024 $000

CAPITAL MARKETS OPERATIONS

Net gain on financial instruments at fair value through profit or loss

Gain on financial assets	3	10 112 653	4 967 619

Loss on financial liabilities	3	(9 982 402)	(4 797 306)

		130 251	170 313

Other income

Fee income		115 214	102 724

		115 214	102 724

Expenses

Administration and general expenses	4	(101 791)	(83 654)

		(101 791)	(83 654)

		143 674	189 383

Profit from Capital Markets Operations before income tax

Income tax expense	5	(17 058)	(22 572)

Profit from Capital Markets Operations after income tax		126 616	166 811

STATE INVESTMENT OPERATIONS

Net return from investments

Net change in fair value of unit trusts	14	6 374 875	7 155 611

Net change in fair value of fixed rate notes	14	(3 121 715)	(4 047 859)

Interest on fixed rate notes	14	(2 965 690)	(2 839 209)

Management fees	14	(287 470)	(268 543)

Profit from State Investment Operations		-	-

Total net profit for the year after tax		126 616	166 811

Total comprehensive profit attributable to the owner		126 616	166 811

Total comprehensive income derived from:

Capital Markets Operations		126 616	166 811

State Investment Operations		-	-

Total comprehensive income		126 616	166 811

The accompanying notes form an integral part of these financial statements.

Throughout these financial statements the Capital Markets Operations and the State Investment Operations have been disclosed separately to distinguish between QTC’s main central financing authority role and its additional responsibilities following the transfer of portfolios of assets to QTC to support the State’s superannuation obligations and other long-term Government initiatives (refer note 1).

24	ANNUAL REPORT 2024-25 Queensland Treasury Corporation

Balance Sheet

As at 30 June 2025

	Note	2025 $000	2024 $000

ASSETS – CAPITAL MARKETS OPERATIONS

Cash and cash equivalents	6	4 916 948	7 632 966

Receivables		31 780	19 375

Financial assets at fair value through profit or loss	7	37 253 645	33 183 554

Derivative financial assets	8	452 032	169 892

Onlendings	9	120 631 170	98 262 325

Other assets		23 526	4 955

Deferred tax asset		6 559	3 176

		163 315 660	139 276 243

ASSETS – STATE INVESTMENT OPERATIONS

Financial assets at fair value through profit or loss	14	49 169 621	46 548 219

		49 169 621	46 548 219

Total Assets		212 485 281	185 824 462

LIABILITIES – CAPITAL MARKETS OPERATIONS

Payables		33 965	34 977

Derivative financial liabilities	8	241 540	273 407

Financial liabilities at fair value through profit or loss

- Interest-bearing liabilities	10(a)	149 967 066	128 044 277

- Deposits	10(b)	12 564 589	10 072 212

Other liabilities		43 265	12 751

		162 850 425	138 437 624

LIABILITIES – STATE INVESTMENT OPERATIONS

Financial liabilities at fair value through profit or loss	14	49 169 621	46 548 219

		49 169 621	46 548 219

Total Liabilities		212 020 046	184 985 843

Net Assets		465 235	838 619

EQUITY – CAPITAL MARKETS OPERATIONS

Retained surplus		465 235	838 619

		465 235	838 619

EQUITY – STATE INVESTMENT OPERATIONS

Retained surplus		-	-

		-	-

Total Equity		465 235	838 619

The accompanying notes form an integral part of these financial statements.

ANNUAL REPORT 2024-25 Queensland Treasury Corporation	25

Statement of Changes in Equity

For the year ended 30 June 2025

	NOTE	CAPITAL MARKETS OPERATIONS RETAINED SURPLUS $000	STATE INVESTMENT OPERATIONS RETAINED SURPLUS $000	TOTAL EQUITY $000

Balance at 1 July 2023		671 808	-	671 808

Profit for the year		166 811	-	166 811

Balance at 30 June 2024		838 619	-	838 619

Balance at 1 July 2024		838 619	-	838 619

Profit for the year		126 616	-	126 616

Transactions with owners in their capacity as owners:

Dividend paid	22	(500 000)	-	(500 000)

Balance at 30 June 2025		465 235	-	465 235

The accompanying notes form an integral part of these financial statements.

26	ANNUAL REPORT 2024-25 Queensland Treasury Corporation

Statement of Cash Flows

For the year ended 30 June 2025

	NOTE	2025 $000	2024 $000

Cash flows from operating activities

Interest received from onlendings		4 219 799	3 439 985

Interest received from investments and other sources		1 800 716	1 733 738

Fees received		115 214	102 724

Net Goods and Services Tax (GST)		56	(13)

Interest paid on interest-bearing liabilities		(7 411 112)	(6 222 479)

Administration expenses paid		(101 094)	(89 130)

Interest paid on deposits		(680 767)	(558 671)

Income tax paid		(22 279)	(16 923)

Net cash used in operating activities	13(a)	(2 079 467)	(1 610 769)

Cash flows from investing activities

Proceeds from sale of investments		59 797 235	50 297 448

Payments for investments		(63 798 223)	(52 696 953)

Net client onlendings		(18 647 171)	(7 003 047)

Payments for other assets		(388)	(868)

Net cash used in investing activities		(22 648 547)	(9 403 420)

Cash flows from financing activities

Proceeds from interest-bearing liabilities		44 146 007	34 992 948

Repayment of interest-bearing liabilities		(24 122 343)	(23 459 774)

Net client deposits		2 488 332	(240 366)

Dividends paid		(500 000)	-

Net cash provided by financing activities	13(b)	22 011 996	11 292 808

Net increase in cash and cash equivalents held		(2 716 018)	278 619

Cash and cash equivalents at 1 July		7 632 966	7 354 347

Cash and cash equivalents at 30 June	6	4 916 948	7 632 966

The accompanying notes form an integral part of these financial statements.

ANNUAL REPORT 2024-25 Queensland Treasury Corporation	27

Notes to the Financial Statements

For the year ended 30 June 2025

Contents

1	General information	28

2	Material accounting policies and other explanatory information	29

Capital Markets Operations

3	Net gain/(loss) on financial instruments at fair value through profit or loss	31

4	Administration and general expenses	31

5	Income tax expense	32

6	Cash and cash equivalents	32

7	Financial assets at fair value through profit or loss	33

8	Derivative financial assets and derivative financial liabilities	33

9	Onlendings	34

10	Financial liabilities at fair value through profit or loss	34

11	Financial risk management	36

12	Fair value hierarchy	43

13	Notes to the statement of cash flows	45

State Investment Operations

14	Financial instruments at fair value through profit or loss	46

15	Financial risk management	49

16	Fair value hierarchy	50

Other information

17	Contingent liabilities	52

18	Related party transactions	52

19	Key management personnel	53

20	Auditor’s remuneration	60

21	Investments in companies	60

22	Dividends	60

23	Events subsequent to balance date	60
1	General information

Queensland Treasury Corporation (QTC) is the Queensland Government’s central financing authority. It also provides a range of financial services to State public sector entities, local governments and universities. QTC is constituted under the Queensland Treasury Corporation Act 1988 (the Act), with the Under Treasurer designated as the Corporation Sole under section 5(2) of the Act. QTC is domiciled in Queensland, Australia, with its principal place of business being 111 Eagle Street, Brisbane, Queensland. QTC’s ultimate parent is the State of Queensland (the State).

QTC’s business operations are made up of two segments, namely Capital Markets Operations and State Investment Operations (SIO).

Capital Markets Operations

The remit of Capital Markets Operations includes debt funding, cash management, financial advisory and risk management services, and the custodian service for Australian Carbon Credit Units (ACCUs) on behalf of the Queensland Government. In addition, QTC provides a dedicated advisory service that works in partnership with government clients to solve complex issues aligned with Queensland Government’s priorities and uplift public sector financial and risk management capability. The Capital Markets Operations are overseen by the Capital Markets Board (CMB).

Debt funding is provided to clients at an interest rate based on QTC’s cost of funds plus a loan administration fee. The loan administration fee funds the operational expenses associated with the capital markets business. QTC passes on the returns of asset management to its clients and retains the unrealised gains/losses associated with credit spread movements on its balance sheet until the sale of the asset or its maturity.

Capital Markets Operations also generates a net return from financial markets instruments held for capital and liquidity purposes.

In undertaking its capital markets activities, QTC maintains adequate capital to manage its risks having regard to its Capital Policy.

State Investment Operations

SIO consists of portfolios of assets that were transferred to QTC by the State.

The assets of this segment are held in unit trusts managed by QIC Limited (QIC) and overseen by the State Investment Advisory Board (SIAB). These assets are invested in two portfolios, the Long Term Assets (LTA) portfolio and the Queensland Future Fund (QFF) portfolio. Each portfolio has its own investment management agreement. In the case of the Long Term Assets portfolio, a number of sub portfolios exist.

The assets of the State Investment Operations segment have no impact on QTC’s Capital Market Operations and there is no cash flow effect for QTC.

Long Term Assets Portfolio

The LTA portfolio consists of assets that were transferred to QTC by the State and invested in several sub-portfolios:

a	Endowment Portfolio:

The assets in this portfolio are held to fund the State’s superannuation and other long-term obligations.

b	State Initiatives Portfolio:

This portfolio was established to support state initiatives.

There were no additional non-cash assets transferred to, or from these portfolios during the 2024-25 financial year.

Queensland Future Fund

The QFF and its sub portfolio, the Debt Retirement Fund (DRF) were established as funds under the Queensland Future Fund Act 2020. The DRF was set up to support both the State’s credit rating and generate returns to reduce the State’s debt burden.

Withdrawals from the DRF are limited to amounts to reduce the State’s debt, and fees or expenses associated with administering the fund by the Queensland Future Fund Act 2020.

28	ANNUAL REPORT 2024-25 Queensland Treasury Corporation

Notes to the Financial Statements

For the year ended 30 June 2025

Fixed Rate Notes

A Fixed Rate Note (FRN) has been issued by QTC for each of the SIO portfolios in return for the transfer of assets from the State. The interest rate on both FRNs increased to 7% on 1 July 2024 (2024: 6.5%). Interest accrues on the book value of each FRN.

∎	The FRN issued to match the LTA portfolio is for the benefit of the State Consolidated Fund.

∎	The FRN issued to match the QFF portfolio is for the benefit of Queensland Treasury.

Recognising the direct relationship between the FRNs and the assets of SIO, any difference between the return paid by QTC on the FRNs and the return received by QTC on the invested assets is recognised in the financial statements annually as a market value adjustment to the value of the FRNs. Any market value adjustment does not impact QTC’s Capital Markets Operations or its ability to meet its obligations.

SIAB members include representatives from Queensland Treasury and external members with experience in investment management and governance. SIAB has been delegated all responsibility for overseeing SIO within a framework provided by the State. This includes determining an appropriate investment strategy, monitoring investment performance and the performance of the investment manager (QIC), and monitoring compliance with relevant internal controls, standards and legislation. The formulation of strategic asset allocation, performance and monitoring of SIO’s assets is therefore distinct from QTC’s CMB and day-to-day Capital Markets Operations. Specifically, it is the responsibility of SIAB and its appointed investment manager (QIC).

Each year, QTC’s CMB receives relevant information about the assets of SIO in order to prepare financial statements in accordance with Australian Accounting Standards and other prescribed requirements. QIC is responsible for assisting SIAB to provide this relevant information to the QTC CMB.

2	Material accounting policies and other explanatory information

The material accounting policies adopted in the preparation of the financial report are set out below and in the relevant notes to the financial statements.

(a)	Basis of preparation

These general purpose financial statements for the year ended 30 June 2025 have been prepared in accordance with Australian Accounting Standards and Interpretations adopted by the Australian Accounting Standards Board (AASB), the Financial Accountability Act 2009, the Financial and Performance Management Standard 2019, and the Financial Reporting Requirements for Queensland Government Agencies (as applicable to statutory bodies) for reporting periods beginning on or after 1 July 2024.

Compliance with International Financial Reporting Standards

QTC is a not-for-profit entity, however in preparing these financial statements QTC has elected to comply with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB) as if it is a for-profit entity.

Changes in material accounting policies, disclosures, standards and interpretations

New accounting standards and interpretations

No new accounting standards became effective for the year ended 30 June 2025. Amendments to current accounting standards and interpretations which are effective for the first time for the year ended 30 June 2025 have had no material impact on the financial statements.

Standards and interpretations not yet adopted

Certain new accounting standards and interpretations have been issued that are not mandatory for the current reporting period. The future adoption of Australian Accounting Standards and Interpretations that have been issued but not yet effective are not expected to have a material impact on QTC’s financial statements. However they may result in minor changes to how information is currently disclosed.

Basis of measurement

These financial statements are prepared on the basis of fair value measurement of assets and liabilities except where otherwise stated. Fair value is the amount for which an asset could be exchanged, or liability settled between knowledgeable, willing parties in an arm’s length transaction.

Functional and presentation currency

These financial statements are presented in Australian dollars, which is QTC’s functional currency.

Classification of assets and liabilities

The balance sheet is presented on a liquidity basis. Assets and liabilities are presented in decreasing order of liquidity and are not distinguished between current and non-current.

(b)	Foreign currency

Foreign currency transactions are initially translated into Australian dollars at the rate of exchange applying at the date of the transaction. At balance date, amounts payable to and by QTC in foreign currencies have been valued using current exchange rates after considering interest rates and accrued interest. Exchange gains/losses are brought to account in the statement of comprehensive income.

(c)	Collateral

QTC enters into a range of transactions with counterparties, which require the lodgement of collateral subject to agreed market thresholds. Where these thresholds are exceeded, QTC may be required to either pledge assets to, or be entitled to receive pledged assets from the counterparty to secure these transactions. The assets pledged or received are primarily in the form of cash.

(d)	Financial assets and liabilities

Financial assets on initial recognition are classified at fair value through profit or loss and include:

∎	cash and cash equivalents

∎	financial assets at fair value through profit or loss

∎	derivative financial instruments, and

∎	onlendings

Financial liabilities are measured at fair value through profit or loss and include:

∎	derivative financial instruments

∎	interest-bearing liabilities

∎	deposits, and

∎	fixed rate notes

Financial assets and liabilities are recognised on the balance sheet when QTC becomes party to the contractual provisions of the financial instrument, which is the settlement date of the transaction. A financial asset is derecognised when the contractual rights to the cash flows from the financial assets expire or are transferred and no longer controlled by QTC. A financial liability is derecognised when the obligation specified in the contract is discharged, cancelled or expires.

Financial assets and liabilities are measured at fair value through profit or loss by reference to quoted market exit prices where available. If quoted market prices are not available, then fair values are estimated on the basis of pricing models or other recognised valuation techniques.

QTC uses mid-market rates as the basis for establishing fair values of quoted financial instruments with offsetting risk positions. In general, the risk characteristics of funds borrowed, together with the financial derivatives used to manage interest rate and foreign currency risks, closely match those of funds on-lent. In all other cases, the bid-offer spread is applied where material.

Gains and losses on financial assets and liabilities at fair value through profit or loss are recorded in the statement of comprehensive income.

(e)	Offsetting financial instruments

QTC offsets financial assets and liabilities where there is a legally enforceable right to set-off, and there is an intention to settle on a net basis or to realise the asset and settle the liability simultaneously (refer note 11(c)(iv)).

(f)	Repurchase agreements

Securities sold under agreements to repurchase at an agreed price are retained within the financial assets at fair value through profit or loss category while the obligation to repurchase is disclosed as a financial liability at fair value through profit or loss.

ANNUAL REPORT 2024-25 Queensland Treasury Corporation	29

Notes to the Financial Statements

For the year ended 30 June 2025

2	Material accounting policies and other explanatory information continued

(g)	Fee income

Fee income includes:

∎	management fee income, which represents income earned from the management of QTC’s onlendings and deposits, and is recognised over time when the service has been provided in accordance with client mandates

∎	other fees, which are recognised in the period the services are provided to the extent that it is probable that the economic benefits will flow to QTC and can be measured reliably, and

∎	revenue on financial guarantees, which is recognised on an ongoing basis over the contract term. The probability of default on a financial guarantee is extremely low due to counter indemnities and therefore, revenue receivable is reflective of fair value.

(h)	Profits/losses

Unless otherwise determined by the Governor in Council, the Act requires that all profits shall accrue to the benefit of the State Consolidated Fund and all losses shall be the responsibility of the State Consolidated Fund. Return of profits to the State Consolidated Fund is made by way of dividends, which are provided for following approval by the CMB after considering QTC’s capital requirements.

(i)	Receivables

Receivables are measured at amortised cost, which approximates their fair value at reporting date. Trade debtors are recognised at the amounts due at the time of sale or service delivery i.e. the agreed purchase/contract price. Other debtors generally arise from transactions outside the usual operating activities of QTC and are recognised at their assessed values with terms and conditions similar to trade debtors.

(j)	Impairment

Where an impairment is recognised the following methodology is applied:

Receivables: The loss allowance for trade and other debtors reflects lifetime expected credit losses and incorporates reasonable and supportable forward-looking information. Economic changes impacting QTC’s debtors and relevant industry data form part of QTC’s impairment assessment.

Where there is no reasonable expectation of recovering an amount owed by a debtor, the debt is written off by directly reducing the receivable against the loss allowance. If the amount of debt written off exceeds the loss allowance, the excess is recognised as an impairment loss.

Non-financial assets: The carrying value of non-financial assets is reviewed at each reporting date for where there is an indication of impairment. If an indication of impairment exists, the asset’s recoverable amount is determined. Any amount by which the asset’s carrying amount exceeds the recoverable amount is recorded as an impairment loss. The asset’s recoverable amount is determined as the higher of the asset’s fair value less cost of disposal or value in use.

(k)	Employee benefits

A liability is recognised for employee benefits including salaries, superannuation, annual leave, long service leave and short-term incentives where there is a present or constructive obligation as a result of past service.

The liability is based on the amount expected to be paid provided that the obligation can be measured reliably. These are measured on an undiscounted basis where the amounts are expected to be paid within the next 12 months. For amounts where the payment date is expected to exceed 12 months, such as long service leave, future pay increases are projected and then discounted using Australian Government Bond Generic Yields. As sick leave is non-vesting, this is recognised as and when this leave is taken.

(l)	Rounding

Amounts have been rounded to the nearest thousand dollars except as otherwise stated.

(m)	Comparative figures

No material adjustments have been made to prior year comparatives.

(n)	Judgements and assumptions

The preparation of the financial statements requires management to make judgements, estimates and assumptions that affect the reported amounts in the financial statements. Management evaluates its judgements, estimates and underlying assumptions on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised and in any future period affected. The areas involving a higher degree of judgement or complexity, or areas where assumptions or estimates may be significant to the financial statements are shown below:

Fair value of financial assets and financial liabilities

Financial assets and financial liabilities (including derivatives) are measured at fair value by reference to quoted market prices where available. The fair value of financial instruments that are not traded in an active market is determined by reference to market quotes for similar instruments or by use of valuation techniques. Valuation techniques may include applying trading margins to the swap curve or counterparty credit spreads for similar instruments, adjusted for changes in the credit worthiness of the counterparty. A margin may be applied based on the original purchase margin where an instrument is not actively traded.

Judgement may be applied in selecting valuation methods or assumptions where an active market quote is not available (refer notes 12 and 16).

Investments in Queensland Treasury Holdings Pty Ltd (QTH)

Queensland Treasury holds a 60% beneficial interest in QTH and 76% of the voting rights. The remaining 40% beneficial interest and 24% voting rights is held by QTC. QTC does not apply the equity method to its investment in QTH as it does not have control or significant influence over the entity, exposure or rights to variable returns or the power to affect those returns. Queensland Treasury controls the significant transactions and bears all the risks and benefits of QTH and accordingly, QTH is consolidated into the financial statements of Queensland Treasury.

Environmental, Social, and Governance (ESG) related impacts

The majority of QTC’s assets (onlendings and cash and cash equivalents) are valued daily at fair value and therefore no further adjustment is required as a result of climate change, changes to laws and regulations or other policies adopted by governments or regulatory authorities. Counterparty credit risk and credit risk associated with QTC’s clients is separately monitored by QTC (refer note 11(c)). ESG and other sustainability risks are key considerations in determining credit ratings. The majority of QTC’s onlendings are guaranteed by the State, including lending to carbon intensive businesses.

30	ANNUAL REPORT 2024-25 Queensland Treasury Corporation

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2025

3	Net gain/(loss) on financial instruments at fair value through profit or loss

Summary of material accounting policy

Gain/(loss) on financial assets and financial liabilities at fair value through profit or loss includes:

∎	net interest income and expense recognised under the accrual basis
∎	net realised gain/(loss) resulting from market rate movements recognised on settlement date from the sale of investments and the pre-redemption of borrowings, and
∎	net unrealised gain/(loss) resulting from market rate movements from investments, certain onlendings and borrowings.

	2025 $000	2024 $000

Net gain on financial assets at fair value through profit or loss

Cash and cash equivalents	166 534	125 315

Financial assets at fair value through profit or loss	1 485 265	1 327 801

Derivatives	519 380	221 854

Onlendings	7 941 474	3 292 649

	10 112 653	4 967 619

Net loss on financial liabilities at fair value through profit or loss

Derivatives	(218 373)	(242 755)

Financial liabilities at fair value through profit or loss

- Short-term	(303 534)	(257 823)

- Long-term	(8 756 197)	(3 717 447)

Deposits	(684 746)	(563 302)

Other	(19 552)	(15 979)

	(9 982 402)	(4 797 306)

4	Administration and general expenses

	2025 $000	2024 $000

Salaries and related costs	53 883	43 997

Superannuation contributions	4 755	3 814

Special payments(1)	770	-

Contractors	4 718	4 541

Consultants’ fees	7 140	3 934

Information and registry services	4 791	4 237

Depreciation and amortisation of other assets	3 074	2 715

Office occupancy	2 014	1 167

Information and communication technology	15 547	14 660

Other administration expenses	5 099	4 589

	101 791	83 654

(1)	During 2024-25 ex-gratia payments over $5,000 were made to members of the Executive Leadership Committee on the cessation of their employment.

These payments are disclosed within note 19(c).

ANNUAL REPORT 2024-25 Queensland Treasury Corporation	31

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2025

5	Income tax expense

Summary of material accounting policy

QTC is exempt from the payment of income tax under section 50-25 of the Income Tax Assessment Act 1997 (as amended). QTC makes a payment in lieu of income tax to the State Consolidated Fund. The calculation of the income tax liability is based on the income of certain activities controlled by QTC’s Capital Markets Operations. No income tax is payable on the SIO segment or a large part of the net gain/(loss) on financial instruments.

	2025 $000	2024 $000

Current tax	20 441	22 278

Deferred tax (benefit)/expense	(3 383)	294

Total income tax expense recognised in the year	17 058	22 572

Numerical reconciliation between income tax expense and pre-tax accounting profit

Profit for the year before tax	143 674	189 383

Less profit from non-taxable portfolios:

- Capital Markets Operations	86 814	114 143

Operating profit from taxable portfolios	56 860	75 240

Tax at the Australian tax rate of 30% on taxable portfolios	17 058	22 572

6	Cash and cash equivalents

Summary of material accounting policy

Cash and cash equivalents include cash on hand and on demand deposits which are highly liquid investments and readily convertible to cash.

	2025 $000	2024 $000

Cash at bank	4 916 948	7 632 966

32	ANNUAL REPORT 2024-25 Queensland Treasury Corporation

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2025

7	Financial assets at fair value through profit or loss

Summary of material accounting policy

Financial assets are recognised on the balance sheet when QTC becomes party to the contractual provisions of the financial instrument with gains and losses recognised in the statement of comprehensive income.

All financial assets are measured at fair value by reference to quoted market exit prices where available. If quoted market prices are not available, then fair values are estimated on the basis of pricing models or other recognised valuation techniques.

	2025 $000	2024 $000

Discount securities	15 733 409	12 343 465

Commonwealth and state securities (1)	1 561 855	1 769 917

Floating rate notes	12 326 601	11 319 941

Term deposits	6 433 700	6 482 546

Other investments	1 198 080	1 267 685

	37 253 645	33 183 554

(1)	QTC maintains holdings of its own securities. These holdings are netted off and therefore excluded from financial assets and financial liabilities at fair value through profit or loss.

As at 30 June 2025, $10.5 billion (2024: $8.7 billion) of financial assets will mature after 12 months.

8	Derivative financial assets and derivative financial liabilities

Summary of material accounting policy

All derivatives are measured at fair value through profit or loss with gains and losses recognised in the statement of comprehensive income. Derivatives are carried on the balance sheet as assets when the fair value is positive and as liabilities when the fair value is negative.

QTC uses derivative financial instruments to hedge its exposure to interest rate, foreign currency and credit risks as part of its asset and liability management activities. In addition, derivatives may be used to deliver long-term floating rate or long-term fixed rate exposure.

QTC may also enter into derivative transactions from time to time where instructed by its clients. When entering a derivative transaction with a client, QTC will concurrently execute a back-to-back principal transaction with a market counterparty resulting in QTC’s payment and delivery obligations under the market transaction and the client transaction being on the same economic terms.

	2025 $000	2024 $000

Derivative financial assets

Interest rate swaps	261 857	84 752

Cross currency swaps	174 543	75 162

Foreign exchange contracts	4 990	7 081

Futures contracts	10 642	2 897

	452 032	169 892

Derivative financial liabilities

Interest rate swaps	(128 042)	(160 315)

Cross currency swaps	(56 399)	(66 065)

Foreign exchange contracts	(57 089)	(11 612)

Futures contracts	(10)	(35 415)

	(241 540)	(273 407)

Net derivatives	210 492	(103 515)

As at 30 June 2025, derivatives with a net asset position of $224.1 million have maturity dates exceeding 12 months (2024: net liability position of $102.4 million).

As at 30 June 2025, the value of the derivative transactions entered into by QTC on behalf of its clients was $30.1 million (2024: $32.8 million). These arrangements have back-to-back contracts between QTC and the client and QTC and the market, reducing the risk for QTC.

ANNUAL REPORT 2024-25 Queensland Treasury Corporation	33

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2025

9	Onlendings

Summary of material accounting policy

QTC borrows from financial markets and lends to its clients at an interest rate based on QTC’s cost of funds plus an administration fee to cover the cost of QTC’s operations.

Onlendings are initially recognised at the amount drawn-down. Following initial recognition, onlendings are included in the balance sheet at fair value by reference to either the underlying debt portfolio, or in the case of fixed rate loans, on a discounted cash flow basis.

	2025 $000	2024 $000

Government departments and agencies	60 611 338	44 844 760

Government owned corporations	33 047 844	28 969 503

Statutory bodies	19 586 085	17 835 369

Local governments	6 977 277	6 301 907

QTC related entities (1)	96 192	97 997

Other bodies	312 434	212 789

	120 631 170	98 262 325

(1)	QTC related entities includes DBCT Holdings Pty Ltd

At 30 June 2025, client deposits of $0.7 billion were placed in redraw facilities and offset the value of onlendings in the balance sheet (2024: $3.5 billion). The gross value of onlendings at 30 June 2025 was $121.3 billion (2024: $101.8 billion).

As at 30 June 2025, $122.7 billion of principal repayments of a total book value of $125.5 billion is expected to be received after 12 months (2024: $104.9 billion of a total book value of $106.6 billion).

10	Financial liabilities at fair value through profit or loss

(a)	Interest-bearing liabilities

Interest-bearing liabilities mainly consist of short-term treasury notes, Australian bonds and floating rate notes. Australian bonds include QTC’s domestic, capital indexed and public bonds.

	2025 $000	2024 $000

Interest-bearing liabilities

Short-term

Treasury notes	3 877 827	4 450 110

Commercial paper	2 000 053	780 319

	5 877 880	5 230 429

Long-term

AUD Bonds	124 821 163	108 096 683

Floating rate notes	15 750 955	13 465 403

Medium-term notes (1)	3 246 721	863 685

Other	270 347	388 077

	144 089 186	122 813 848

Total interest-bearing liabilities	149 967 066	128 044 277

(1)	In 2024-25, QTC issued an inaugural 10-year benchmark bond denominated in Euros. The market value of these bonds was $2.3 billion as at 30 June 2025.

72.7% (2024: 70.1%) of QTC borrowings are guaranteed by the State under the Act. As at 30 June 2025, $133.3 billion (2024: $113.8 billion) of debt securities are expected to be settled after more than 12 months.

Instruments denominated in foreign currency are fully hedged resulting in no net exposure to any foreign currency movements. Details of QTC’s exposure to foreign currencies and the derivatives used to hedge this exposure are disclosed in note 11(a)(i).

As at 30 June 2025, QTC has issued Green Bonds with a market value of $12.4 billion (2024: $11.5 billion). QTC’s Green Bond program supports the State’s pathway to an environmentally sustainable economy.

34	ANNUAL REPORT 2024-25 Queensland Treasury Corporation

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2025

10	Financial liabilities at fair value through profit or loss continued

(a)	Interest-bearing liabilities continued

The difference between the carrying amount of financial liabilities and the amount contractually required to be paid at maturity to the holder of the obligation is set out in the following table:

AS AT 30 JUNE 2025	FAIR VALUE $000	REPAYMENT AT MATURITY $000	DIFFERENCE $000

Interest-bearing liabilities

Short-term

Treasury notes	3 877 827	3 920 000	(42 173)

Commercial paper	2 000 053	2 025 396	(25 343)

	5 877 880	5 945 396	(67 516)

Long-term

AUD Bonds	124 821 163	133 490 525	(8 669 362)

Floating rate notes	15 750 955	15 700 000	50 955

Medium-term notes	3 246 721	3 432 126	(185 405)

Other	270 347	269 630	717

	144 089 186	152 892 281	(8 803 095)

Total interest-bearing liabilities	149 967 066	158 837 677	(8 870 611)

AS AT 30 JUNE 2024	FAIR VALUE $000	REPAYMENT AT MATURITY $000	DIFFERENCE $000

Interest-bearing liabilities

Short-term

Treasury notes	4 450 110	4 500 000	(49 890)

Commercial paper	780 319	791 817	(11 498)

	5 230 429	5 291 817	(61 388)

Long-term

AUD Bonds	108 096 683	118 414 919	(10 318 236)

Floating rate notes	13 465 403	13 404 000	61 403

Medium-term notes	863 685	1 060 755	(197 070)

Other	388 077	399 645	(11 568)

	122 813 848	133 279 319	(10 465 471)

Total interest-bearing liabilities	128 044 277	138 571 136	(10 526 859)

ANNUAL REPORT 2024-25 Queensland Treasury Corporation	35

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2025

10	Financial liabilities at fair value through profit or loss continued

(b)	Deposits

Client deposits are accepted to either the QTC Cash Fund or Working Capital Facility. Income derived from the investment of these deposits accrues to depositors daily. The amount shown in the balance sheet represents the market value of deposits held at balance date.

Collateral held is disclosed as deposits.

	2025 $000	2024 $000

Client deposits

Local governments	4 670 214	3 374 968

Statutory bodies	4 913 588	3 850 108

Government departments and agencies	2 136 702	2 103 624

Government owned corporations	65 867	219 350

QTC related entities (1)	104 591	92 645

Other depositors	364 492	321 623

	12 255 454	9 962 318

Collateral held	306 420	109 894

Repurchase agreements	2 715	-

Total deposits	12 564 589	10 072 212

(1)	QTC related entities include Queensland Treasury Holdings Pty Ltd and its subsidiaries Brisbane Port Holdings Pty Ltd, DBCT Holdings Pty Ltd and Queensland Lottery Corporation Pty Ltd.

As at 30 June 2025, $12.5 billion (2024: $10.0 billion) of the deposits will mature within 12 months.

11	Financial risk management

QTC’s activities expose it to a variety of financial risks including market (such as foreign exchange risk, interest rate risk, and other price risk), funding, liquidity and credit risk. QTC’s financial risk management focuses on minimising financial risk exposures and managing volatility and seeks to mitigate potential adverse effects of financial risks on the financial performance of QTC and its clients. To assist in managing financial risk, QTC uses derivative financial instruments such as foreign exchange contracts, interest rate swaps and futures contracts.

Robust systems are in place for managing financial risk and compliance. Adherence to financial risk policies is monitored daily. To ensure independence, measurement and monitoring of financial risks is performed by teams separate to those transacting.

All financial risk management activities are conducted within CMB-approved policies, as set out in the Financial Markets Risk Policy with new financial instruments approved by the Funding and Markets Committee on behalf of the CMB. Any breaches of the Financial Markets Risk Policy are escalated to management, the Chief Executive and the Funding and Markets Committee and presented at the next Board meeting as appropriate.

QTC endeavours to maintain adequate capital to support its business activities, risk profile and risk appetite in accordance with a Board-approved Capital Policy. The Capital position is reported to the Board at each Board meeting. The Capital Policy is reviewed and approved by the Board on an annual basis.

(a)	Market risk

Market risk is the risk of incurring losses in positions arising from adverse movements in financial market prices. QTC is exposed to market risk arising from the impact of movements in foreign exchange rates and interest rates. QTC’s exposure to market risk is through its borrowing and investment activities. This includes borrowing in advance of requirements to ensure Queensland public sector entities have ready access to funding when required and to reduce the risk associated with refinancing maturing loans.

As a consequence of market price movements, there are residual risk positions that may result in realised and unrealised accounting gains or losses being recorded during the year. Depending on whether these transactions are held to maturity, the unrealised gains or losses may be reversed in subsequent accounting periods.

36	ANNUAL REPORT 2024-25 Queensland Treasury Corporation

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2025

11	Financial risk management continued

(a)	Market risk continued

(i)	Foreign exchange risk

QTC has funding facilities that allow for borrowing in foreign currencies. At times, QTC’s Cash Fund invests in foreign currency assets. QTC enters into both forward exchange contracts and cross currency swaps to hedge the exposure of foreign currency borrowings and offshore investments from fluctuations in exchange rates. The following table summarises the hedging effect, in Australian dollars, that cross currency swaps and forward exchange contracts have had on the face value of offshore borrowings and investments.

	BORROWINGS		DERIVATIVE CONTRACTS		NET EXPOSURE

	2025 $000	2024 $000	2025 $000	2024 $000	2025 $000	2024 $000

USD	(2 025 396)	(791 818)	2 025 396	791 818	-	-

CHF	(210 725)	(184 485)	210 725	184 485	-	-

JPY	(159 277)	(140 565)	159 277	140 565	-	-

EUR	(3 062 124)	(735 706)	3 062 124	735 706	-	-

(ii)	Interest rate risk

QTC lends to clients based on a duration profile specified in the client mandates. QTC then manages any mismatch between the duration profile of client loans and QTC’s funding within an Asset and Liability Mismatch Portfolio. Duration is a direct measure of the interest rate sensitivity of a financial instrument or a portfolio of financial instruments and quantifies the change in value of a financial instrument or portfolio due to interest rate movements. All costs or benefits of managing any mismatch between client loans and QTC’s funding are passed on to the State, ensuring that QTC is effectively immunised from interest rate risk with respect to these portfolios.

QTC’s interest rate risk, which results from borrowing in advance and investing surplus funds in high credit quality, highly liquid assets, is managed with consideration given to duration risk, yield curve risk, basis risk and Value-at-Risk (VaR).

QTC uses a CMB-approved VaR framework to manage QTC’s exposure to market risk complemented by other measures such as defined stress tests. The VaR measure estimates the potential mark-to-market loss over a given holding period at a 99% confidence level. QTC uses the historical simulation approach to calculate VaR with a holding period of ten business days.

To manage the risk of non-parallel yield curve movements, QTC manages portfolio cash flows in a series of time periods so that the net interest rate risk in each time period can be measured. QTC enters into interest rate swaps and futures contracts to assist in the management of interest rate risk.

In QTC’s Liquidity portfolios, interest rate swaps may be utilised to change the interest rate exposure of medium to long-term fixed rate borrowings into that of a floating rate borrowing. At times, fixed to floating interest rate swaps may be undertaken to generate a floating rate term liability profile or vice versa. QTC is exposed to basis risk when interest rate swaps are used in the Liquidity portfolios. Basis risk represents a mark-to-market exposure due to movements between the swap curve, as well as, bank bill and bond futures contracts and QTC’s yield curve.

Client deposits in the QTC Cash Fund are invested on behalf of clients and returns received from these investments are passed onto QTC’s clients except for mark-to-market gains or losses from credit spread movements. QTC generally holds these investments to maturity and therefore any mark-to-market impacts from credit spread changes are typically realised over the life of the assets.

(iii)	Other price risk

During the year the Capital Markets Operations segment was not directly exposed to equity or commodity price changes.

ANNUAL REPORT 2024-25 Queensland Treasury Corporation	37

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2025

11	Financial risk management continued

(b)	Funding and liquidity risks

QTC has a robust internal framework whereby extensive liquidity scenario analysis and forecasting is undertaken to understand assumption sensitivities to ensure there is appropriate forward looking visibility of the State’s liquidity position.

QTC debt is a Level 1 (prudentially required) asset for Australian banks under Basel III reforms with a zero per cent capital risk weighting. Even in difficult market circumstances, this generally ensures QTC debt is in high demand. Demand is further supported by the fact that QTC borrowings are guaranteed by the State (QTC has been rated AA+(negative)/Aa1(stable)/AA+(stable) by ratings agencies Standard & Poors, Moody’s and Fitch respectively) and that QTC benchmark bonds are Reserve Bank of Australia (RBA) repurchase agreement eligible (repo eligible). The ability to readily issue debt is considered a potential source of liquidity.

QTC maintains appropriate liquidity to meet minimum requirements as defined by the Funding and Markets Committee of the CMB. Limits are set by the Funding and Markets Committee of the CMB and reviewed annually for the following metrics:

∎	QTC Liquidity Coverage Ratio – QTC must maintain a minimum liquidity balance sufficient to cover a stressed liquidity requirement over a set horizon.

∎	Standard & Poor’s Liquidity Ratio – QTC must maintain a minimum ratio of liquid assets to debt servicing requirements at all times over a rolling 12 month horizon.

∎	Cash Flow Waterfall – QTC must maintain positive cash equivalents net of all inflows and outflows over a set horizon.

In addition to adhering to Board-approved metrics, QTC holds contingent liquid assets in the form of public sector entity deposits and investments owned through the SIO segment of QTC.

QTC maintains its AUD benchmark bond facility as its core medium to long-term funding facility and its domestic treasury note facility as its core short-term funding facility. In addition, QTC has in place a Green Bond program, Euro and US medium-term note facilities and Euro and US commercial paper facilities to take advantage of alternative funding opportunities in global markets. These facilities ensure that QTC is readily able to access both the domestic and international financial markets.

Deposits on account of the Cash Fund and Working Capital Facility are repayable at call while deposits held as security for stock lending and repurchase agreements are repayable when the security is lodged with QTC.

Except for deposits and payables, the maturity analysis for liabilities has been calculated based on the contractual cash flows relating to the repayment of the principal (face value) and interest amounts over the contractual terms.

Except for cash and receivables, the maturity analysis for assets has been calculated based on the contractual cash flows relating to repayment of the principal (face value) and interest amounts over the contractual terms.

In relation to client onlendings, certain loans are interest only with no fixed repayment date for the principal component (i.e. loans are made based on the quality of the client’s business and its financial strength). For the purposes of completing the maturity analysis, the principal component of these loans has been included in the greater than five-year time band with no interest payment assumed in this time band.

38	ANNUAL REPORT 2024-25 Queensland Treasury Corporation

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2025

11	Financial risk management continued

(b)	Funding and liquidity risks continued

The following table sets out the contractual cash flows relating to financial assets and financial liabilities held by QTC at balance date.

CONTRACTUAL MATURITIES AS AT 30 JUNE 2025	3 MONTHS OR LESS $000	3 - 6 MONTHS $000	6 - 12 MONTHS $000	1 - 5 YEARS $000	MORE THAN 5 YEARS $000	TOTAL $000	FAIR VALUE $000

Financial assets

Cash and cash equivalents	4 916 948	-	-	-	-	4 916 948	4 916 948

Receivables	31 780	-	-	-	-	31 780	31 780

Onlendings (1)	2 360 576	2 053 463	2 053 977	23 825 347	120 888 689	151 182 052	120 631 170

Financial assets at fair value through profit or loss	14 225 769	11 969 913	1 316 961	9 010 656	3 046 352	39 569 651	37 253 645

Total financial assets	21 535 073	14 023 376	3 370 938	32 836 003	123 935 041	195 700 431	162 833 543

Financial Liabilities

Payables	(33 965)	-	-	-	-	(33 965)	(33 965)

Deposits	(10 458 443)	(2 012 856)	(973)	(8 513)	(85 792)	(12 566 577)	(12 564 589)

Financial liabilities at fair value through profit or loss

- Short-term	(2 092 579)	(3 752 818)	(100 000)	-	-	(5 945 397)	(5 877 880)

- Long-term	(9 695 484)	(265 807)	(5 253 822)	(63 742 753)	(105 171 673)	(184 129 539)	(144 089 186)

Total financial liabilities	(22 280 471)	(6 031 481)	(5 354 795)	(63 751 266)	(105 257 465)	(202 675 478)	(162 565 620)

Derivatives

Interest rate swaps	32 236	(6 317)	25 111	69 865	31 354	152 249	133 815

Cross currency swaps	(295)	(62 609)	(3 685)	(266 731)	(298 485)	(631 805)	118 144

Foreign exchange contracts	(42 512)	(5 346)	-	-	-	(47 858)	(52 099)

Futures contracts	-	-	-	2 032 700	681 600	2 714 300	10 632

Net derivatives	(10 571)	(74 272)	21 426	1 835 834	414 469	2 186 886	210 492

Net (liabilities)/assets	(755 969)	7 917 623	(1 962 431)	(29 079 429)	19 092 045	(4 788 161)	478 415

Cumulative	(755 969)	7 161 654	5 199 223	(23 880 206)	(4 788 161)

(1)

A large proportion of QTC’s onlendings are based on the quality of the business and financial strength of the client. Funds are on-lent on the basis of these businesses being going concerns and continuing to meet key credit metric criteria such as debt to capital and interest coverage ratios. Accordingly, a significant portion of the onlendings portfolio has a loan maturity profile that is greater than five years with the interest rate risk of these loans being managed based on the client’s business risk such that the funding is structured on the underlying business profile. QTC’s liability maturity profile can be shorter or longer than the asset maturity profile depending on investor demand for QTC bonds and client borrowing demand. While interest rate risk mismatches are hedged with swap and futures contracts, this approach requires QTC to undertake periodic refinancing of its liabilities.

ANNUAL REPORT 2024-25 Queensland Treasury Corporation	39

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2025

11	Financial risk management continued

(b)	Funding and liquidity risks continued

CONTRACTUAL MATURITIES AS AT 30 JUNE 2024	3 MONTHS OR LESS $000	3 - 6 MONTHS $000	6 - 12 MONTHS $000	1 - 5 YEARS $000	MORE THAN 5 YEARS $000	TOTAL $000	FAIR VALUE $000

Financial assets

Cash and cash equivalents	7 632 966	-	-	-	-	7 632 966	7 632 966

Receivables	19 375	-	-	-	-	19 375	19 375

Onlendings (1)	1 956 015	1 605 294	1 605 783	18 756 631	102 435 875	126 359 598	98 262 325

Financial assets at fair value through profit or loss	10 754 417	13 032 337	1 323 908	8 290 205	1 392 416	34 793 283	33 183 554

Total financial assets	20 362 773	14 637 631	2 929 691	27 046 836	103 828 291	168 805 222	139 098 220

Financial liabilities

Payables	(34 977)	-	-	-	-	(34 977)	(34 977)

Deposits	(7 941 096)	(2 030 853)	(929)	(10 400)	(85 792)	(10 069 070)	(10 072 212)

Financial liabilities at fair value through profit or loss

- Short-term	(1 736 727)	(3 555 090)	-	-	-	(5 291 817)	(5 230 429)

- Long-term	(8 576 829)	(2 396 333)	(2 087 825)	(58 121 622)	(88 817 503)	(160 000 112)	(122 813 848)

Total financial liabilities	(18 289 629)	(7 982 276)	(2 088 754)	(58 132 022)	(88 903 295)	(175 395 976)	(138 151 466)

Derivatives

Interest rate swaps	(21 544)	12 674	(14 236)	(41 765)	(17 721)	(82 592)	(75 563)

Cross currency swaps	(749)	(6 532)	(20 362)	(110 633)	(351 732)	(490 008)	9 097

Foreign exchange contracts	(88)	(2 554)	-	-	-	(2 642)	(4 531)

Futures contracts	(3 750 000)	(31 000 000)	7 206 000	1 872 300	1 941 500	(23 730 200)	(32 518)

Net derivatives	(3 772 381)	(30 996 412)	7 171 402	1 719 902	1 572 047	(24 305 442)	(103 515)

Net (liabilities)/assets	(1 699 237)	(24 341 057)	8 012 339	(29 365 284)	16 497 043	(30 896 196)	843 239

Cumulative	(1 699 237)	(26 040 294)	(18 027 955)	(47 393 239)	(30 896 196)

(1)

A large proportion of QTC’s onlendings are based on the quality of the business and financial strength of the client. Funds are on-lent on the basis of these businesses being going concerns and continuing to meet key credit metric criteria such as debt to capital and interest coverage ratios. Accordingly, a significant portion of the onlendings portfolio has a loan maturity profile that is greater than five years with the interest rate risk of these loans being managed based on the client’s business risk such that the funding is structured on the underlying business profile. QTC’s liability maturity profile can be shorter or longer than the asset maturity profile depending on investor demand for QTC bonds and client borrowing demand. While interest rate risk mismatches are hedged with swap and futures contracts, this approach requires QTC to undertake periodic refinancing of its liabilities.

40	ANNUAL REPORT 2024-25 Queensland Treasury Corporation

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2025

11	Financial risk management continued

(c)	Credit risk

(i)	Financial markets counterparties

Financial markets credit exposure is estimated as the potential loss at balance date associated with QTC’s investments in the Cash Fund and other direct investments in financial instruments. In addition, QTC has credit exposure in the form of derivative contracts. Credit risk is the risk that these counterparties are not able to meet the payment obligations associated with QTC’s investments.

The credit exposure for non-derivative investments is calculated daily based on the higher of the market value or face value of the instrument. In contrast, exposure to derivative contracts is based only on a notional ‘add-on’ factor applied to the value of the instrument. The ‘add-on’ factor varies depending on the type of derivative. Derivatives are marked-to-market daily with zero thresholds under all QTC’s credit support annexes. QTC uses collateral arrangements to limit its exposure to counterparties with which it trades derivatives (refer note 11(c)(iv) master netting arrangements).

The following tables represent QTC’s exposure to credit risk at 30 June:

BY CREDIT RATING (1) 30 JUNE 2025	AAA $000	AA+ $000	AA $000	AA- $000	A+ $000	A $000	OTHER (2) $000	TOTAL $000

Cash & cash equivalents	-	-	-	4 916 948	-	-	-	4 916 948

Financial assets (3)	1 457 216	971 980	619 326	28 966 066	1 241 064	2 452 989	128 968	35 837 609

Derivatives	-	-	-	119 570	15 241	-	-	134 811

	1 457 216	971 980	619 326	34 002 584	1 256 305	2 452 989	128 968	40 889 368

	4%	2%	2%	83%	3%	6%	0%	100%

BY CREDIT RATING (1) 30 JUNE 2024	AAA $000	AA+ $000	AA $000	AA- $000	A+ $000	A $000	OTHER (2) $000	TOTAL $000

Cash & cash equivalents	-	-	-	7 632 966	-	-	-	7 632 966

Financial assets (3)	860 854	938 000	612 937	24 845 278	3 073 631	1 824 150	226 399	32 381 249

Derivatives	-	-	-	58 053	8 176	-	7 292	73 521

	860 854	938 000	612 937	32 536 297	3 081 807	1 824 150	233 691	40 087 736

	2%	2%	1%	81%	8%	5%	1%	100%

(1)	Credit rating as per Standard & Poor’s or equivalent agency

(2)	Includes long-term ratings of A- and BBB+, or a short term rating of A-1+ & A-2

(3)	Financial assets are based on unsettled face value and consist mainly of discount securities, Commonwealth and State securities, floating rate notes and term deposits

QTC has a significant concentration of credit risk to the banking sector and in particular, the domestic banking sector. At 30 June 2025, QTC’s exposure to systemically important domestic banks (which are rated AA-) was approximately 70% (2024: 74%). QTC’s concentrated investment exposure to domestic banks reflects the structure of the Australian credit markets whereby these markets are dominated by issuance from Australian banks rather than corporations and other entities. Due to this structure, QTC executes a range of risk management processes to deliver a heightened and continuous monitoring of the domestic and global banking sectors and the credit markets they operate within. These measures consist of weekly counterparty exposure reporting, credit reviews of QTC’s counterparties, monitoring of ratings agency assessments and market developments relating to the credit quality of counterparties, and thematic reporting on macro and event-driven developments. This credit risk management framework is used to inform decisions on credit limits within Board appetite and to assist decision making in managing these exposures (such as altering investments or duration).

QTC adopts a cautious approach to the management of credit risk with a strong bias to high credit quality counterparties. QTC has a requirement to invest with counterparties rated BBB+ or higher, that have their head offices in politically stable countries with strong legal and regulatory frameworks associated with financial institutions and financial markets.

QTC’s Board establishes maximum counterparty dollar value and term limits related to issuer credit ratings. Actual limits for individual counterparties will be within these Board limits and depend on a range of factors including an assessment against key credit risk metrics and characteristics of their Australian dollar funding program.

Ratings agencies are used as the prime source of credit ratings information by QTC’s credit team. This information is supported by the credit team’s own credit analysis methodology and practice for exposure monitoring and reporting.

ANNUAL REPORT 2024-25 Queensland Treasury Corporation	41

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2025

11	Financial risk management continued

(c)	Credit risk continued

(ii)	Onlending counterparties

QTC is also exposed to the credit risk associated with onlendings to clients. Except for some small exposures to private companies, QTC onlends funds to Queensland Government sector entities (including Queensland Treasury, statutory bodies and Government owned corporations) and non-State Government entities (including local governments, universities and grammar schools).

72.7% of QTC’s onlendings (2024: 70.1%) are explicitly guaranteed by the State, including all debt held by clients operating in key Environmental, Social and Governance (ESG) impacted areas such as coal-based power generation. QTC is directly exposed to credit default risk to the extent of its non-guaranteed lending of approximately $32.3 billion at 30 June 2025 (2024: $28.7 billion).

QTC’s outstanding client onlending exposures are actively monitored in accordance with approved Client Credit Procedures. These procedures include regular Credit Reviews and covenant monitoring to ensure all counterparties maintain adequate debt serviceability and long-term financial stability.

QTC has a robust credit assessment and ratings methodology in place that informs its onlending recommendations to the State. This methodology includes analysis of quantitative and qualitative factors (industry, regional, demographic and economic characteristics) across a number of years. An assessment of a client’s performance against key credit metrics is made and borrowing recommendations are appraised by an independent Credit Committee prior to being communicated to the State.

QTC adopts a cautious risk appetite to ensure onlendings are provided to clients with satisfactory credit profiles, or where directed by the State. The majority of QTC’s onlending clients maintain an adequate financial buffer to manage short term financial shocks, though longer term financial impacts may adversely affect their performance. Of the non-guaranteed onlending, over 99 per cent has been provided to clients that have been assigned a credit rating of Moderate or above by QTC. QTC’s Moderate credit rating approximates to an Investment Grade rating used by the major rating agencies.

(iii)	Fair value attributable to credit risk of QTC’s liabilities

The majority of QTC’s borrowings are guaranteed by the State. As a result, credit risk is not a significant factor in the determination of fair value. Changes in fair value are mainly attributable to the market fluctuations.

(iv)	Master netting arrangements

QTC enters into all derivative transactions under International Swaps and Derivatives Association (ISDA) Master Agreements. QTC does not currently have any master netting arrangements where a default event has occurred, and therefore presents all derivative financial instruments on a gross basis in the statement of comprehensive income. QTC also has Credit Support Annexes in place with each ISDA, under which collateral is transferred every business day. This further reduces QTC’s credit exposure.

The following table presents the financial instruments that are offset, or subject to enforceable master netting arrangements and other similar agreements but not offset. The column ‘net amount’ shows the impact on QTC’s balance sheet if all set-off rights were exercised.

RELATED TO AMOUNTS NOT SET OFF IN THE BALANCE SHEET

	GROSS AND NET AMOUNTS ON THE BALANCE SHEET $000	CASH COLLATERAL RECEIVED OR GIVEN $000	NET AMOUNT $000

2025

Derivative assets: - subject to master netting arrangements	452 032	(402 100)	49 932

Derivative liabilities: - subject to master netting arrangements	(241 540)	222 063	(19 477)

Net exposure	210 492	(180 037)	30 455

2024

Derivative assets: - subject to master netting arrangements	169 892	(158 049)	11 843

Derivative liabilities: - subject to master netting arrangements	(273 407)	360 032	86 625

Net exposure	(103 515)	201 983	98 468

42	ANNUAL REPORT 2024-25 Queensland Treasury Corporation

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2025

12	Fair value hierarchy

Financial instruments measured at fair value have been classified in accordance with the hierarchy described in AASB 13 Fair Value Measurement. The fair value hierarchy is categorised into three levels based on the observability of the inputs used.

• Level 1 – quoted prices (unadjusted) in active markets that QTC can access at measurement date for identical assets and liabilities.

• Level 2 – inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

• Level 3 – inputs for the asset or liability that are not based on observable market data (unobservable inputs).

All QTC’s financial instruments at fair value through profit or loss are valued with reference to either quoted market prices or observable inputs, with no significant adjustments applied to instruments held. QTC holds no Level 3 financial instruments.

Financial assets classified as Level 1 consist primarily of short-term and tradeable bank deposits, Commonwealth and semi-government bonds and futures contracts where an active market has been established.

Financial assets classified as Level 2 include non-actively traded corporate and semi-government bonds, certain money market securities, floating rate notes, term deposits, QTC onlendings and over-the-counter derivatives. The principal inputs in determining fair value include benchmark interest rates such as interbank rates, quoted interest rates in the swap, bond and futures markets, trading margins to the swap curve and counterparty credit spreads for similar instruments adjusted for changes in the credit worthiness of the counterparty. A margin may be applied based on the original purchase margin where the instrument is not actively traded. QTC onlendings are priced based on the underlying liability portfolio.

Financial liabilities classified as Level 1 consist of QTC benchmark bonds.

Financial liabilities classified as Level 2 include commercial paper, treasury notes, medium-term notes, floating rate notes, and client deposits. The principal inputs in determining fair value include benchmark interest rates such as interbank rates and quoted interest rates in the swap and bond markets. Valuations may include a fixed margin to risk free rate (RFR) or swap curve. Client deposits are principally held in the QTC Cash Fund, which is capital guaranteed.

Over-the-counter derivatives are typically valued as Level 2 and include FX forwards, FX swaps, interest rate and cross currency swaps. The principal inputs in determining fair value include quoted interest rates in the swap market, spot FX rates and basis curves.

QTC applies mid-market pricing as a practical and consistent method for fair value measurements within the bid-ask spread.

Classification of instruments into fair value hierarchy levels is reviewed annually and where there has been a significant change to the valuation inputs and a transfer is deemed to occur, this is effected at the end of the relevant reporting period.

ANNUAL REPORT 2024-25 Queensland Treasury Corporation	43

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2025

12	Fair value hierarchy continued

AS AT 30 JUNE 2025	QUOTED PRICES LEVEL 1 $000	OBSERVABLE INPUTS LEVEL 2 $000	TOTAL $000

Financial assets

Cash and cash equivalents	4 916 948	-	4 916 948

Financial assets through profit or loss	23 968 883	13 284 762	37 253 645

Derivative financial assets	10 642	441 390	452 032

Onlendings	-	120 631 170	120 631 170

Total financial assets	28 896 473	134 357 322	163 253 795

Financial liabilities

Derivative financial liabilities	10	241 530	241 540

Financial liabilities through profit or loss

- Short-term	-	5 877 880	5 877 880

- Long-term	109 418 380	34 670 806	144 089 186

Deposits	-	12 564 589	12 564 589

Total financial liabilities	109 418 390	53 354 805	162 773 195

QTC holds no Level 3 financial instruments.

There were no transfers between levels during the year ended 30 June 2025 and 30 June 2024.

AS AT 30 JUNE 2024	QUOTED PRICES LEVEL 1 $000	OBSERVABLE INPUTS LEVEL 2 $000	TOTAL $000

Financial assets

Cash and cash equivalents	7 632 966	-	7 632 966

Financial assets through profit or loss	22 199 430	10 984 124	33 183 554

Derivative financial assets	2 897	166 995	169 892

Onlendings	-	98 262 325	98 262 325

Total financial assets	29 835 293	109 413 444	139 248 737

Financial liabilities

Derivative financial liabilities	35 415	237 992	273 407

Financial liabilities through profit or loss

- Short-term	-	5 230 429	5 230 429

- Long-term	92 699 172	30 114 676	122 813 848

Deposits	-	10 072 212	10 072 212

Total financial liabilities	92 734 587	45 655 309	138 389 896

QTC holds no Level 3 financial instruments.

44	ANNUAL REPORT 2024-25 Queensland Treasury Corporation

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2025

13	Notes to the statement of cash flows

(a)	Reconciliation of profit after tax to net cash provided by operating activities

	2025	2024
	$000	$000

Profit for the year	126 616	166 811

Non-cash flows in operating surplus

Loss on interest-bearing liabilities	4 331 222	246 531

Loss on deposits held	18	38

(Gain)/loss on onlendings	(3 663 651)	174 509

Gain on financial assets at fair value through profit or loss	(343 032)	(139 557)

Depreciation and amortisation	3 074	2 715

Changes in assets and liabilities

(Increase)/decrease in financial assets at fair value through profit or loss	(8 212)	198 326

(Increase)/decrease in deferred tax asset	(3 383)	322

Increase in onlendings	(58 024)	(27 173)

Increase in receivables	(12 180)	(8 186)

Decrease in interest-bearing liabilities	(2 463 964)	(2 235 006)

Increase in deposits	4 027	4 592

Increase in payables and other liabilities	8 022	5 309

Net cash used in operating activities	(2 079 467)	(1 610 769)

(b)	Reconciliation of liabilities arising from financing activities

				FOREIGN	OTHER
	OPENING	CASH	FAIR VALUE	EXCHANGE	NON-CASH	CLOSING
	BALANCE	FLOWS	MOVEMENT	MOVEMENT	MOVEMENTS	BALANCE
AS AT 30 JUNE 2025	$000	$000	$000	$000	$000	$000

Interest-bearing liabilities (1)	128 317 684	20 023 664	4 161 776	169 446	(2 463 964)	150 208 606

Deposits	10 072 212	2 488 332	18	-	4 027	12 564 589

Dividend paid	-	(500 000)	-	-	500 000	-

	138 389 896	22 011 996	4 161 794	169 446	(1 959 937)	162 773 195

				FOREIGN	OTHER
	OPENING	CASH	FAIR VALUE	EXCHANGE	NON-CASH	CLOSING
	BALANCE	FLOWS	MOVEMENT	MOVEMENT	MOVEMENTS	BALANCE
AS AT 30 JUNE 2024	$000	$000	$000	$000	$000	$000

Interest-bearing liabilities (1)	118 772 985	11 533 174	256 378	(9 847)	(2 235 006)	128 317 684

Deposits	10 307 948	(240 366)	38	-	4 592	10 072 212

Dividend paid	-	-	-	-	-	-

	129 080 933	11 292 808	256 416	(9 847)	(2 230 414)	138 389 896

(1)	Includes derivatives

ANNUAL REPORT 2024-25 Queensland Treasury Corporation	45

Notes to the Financial Statements

State Investment Operations

For the year ended 30 June 2025

14	Financial instruments at fair value through profit or loss

Summary of material accounting policy – classification and measurement

Financial instruments on initial recognition are classified into the following categories:

∎	financial assets at fair value through profit or loss, and
∎	financial liabilities at fair value through profit or loss.

Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss include investments held in unit trusts managed by QIC. These investments include cash, international equities and other diversified products, which are measured at market value based on a hard close unit price quoted by QIC (adjusted for fees outstanding on the account and net of any GST recoverable) for the end of the financial year.

Financial liabilities at fair value through profit or loss

Financial liabilities at fair value through profit or loss consist of FRNs issued to the State in exchange for portfolios of assets. The FRNs were initially recognised at a value that equated to the fair value of the financial assets contributed by the State. The FRNs will terminate upon the greater of 50 years from the initial transaction date or the date that the FRNs are repaid in full. The market value of the FRNs is payable by QTC to the State. Interest on the FRNs is capitalised monthly. The FRN interest rate may be varied by the State under the terms of their corresponding agreements.

Recognising the direct relationship between the FRNs and the assets of SIO, financial liabilities at fair value through profit or loss are determined by reflecting the changes (including market value movements) in the value of the invested assets of the portfolio, as equivalent market value movements in the FRNs. That is, any difference between the return paid by QTC on the FRNs and the return received by QTC on the invested assets is recognised as a market value adjustment to the value of the FRNs, eliminating any accounting mismatch between the financial assets and liabilities in this segment.

2025
TOTAL STATE
INVESTMENT
	LTA(1)	QFF(2)	OPERATIONS
FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS	$000	$000	$000

Investments in unit trusts and other holdings - QIC:

Movement during the year:

Opening balance	36 775 389	9 772 830	46 548 219

Deposits (3)	636 348	553 553	1 189 901

Withdrawals (3)	(4 655 904)	-	(4 655 904)

Fees paid	(221 342)	(66 128)	(287 470)

Net change in fair value of unit trusts	4 769 853	1 605 022	6 374 875

Closing balance	37 304 344	11 865 277	49 169 621

(1)	The LTA are assets held to fund the defined benefit superannuation and other long-term obligations of the State as well as assets to support other State initiatives.

(2)	At 30 June 2025, the only sub fund of the QFF is the DRF. The DRF was established to support both the State’s credit rating and generate returns to reduce the State’s debt burden.

(3)	For every investment deposited or withdrawn from the LTA or QFF, there is an equivalent increase or decrease to the corresponding FRN.

2024
TOTAL STATE
INVESTMENT
	LTA(1)	QFF(2)	OPERATIONS
FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS	$000	$000	$000

Investments in unit trusts and other holdings - QIC:

Movement during the year:

Opening balance	35 138 700	8 336 101	43 474 801

Deposits (3)	630 832	-	630 832

Withdrawals (3)	(4 444 482)	-	(4 444 482)

Fees paid	(214 417)	(54 126)	(268 543)

Net change in fair value of unit trusts	5 664 756	1 490 855	7 155 611

Closing balance	36 775 389	9 772 830	46 548 219

(1)	The LTA are assets held to fund the defined benefit superannuation and other long-term obligations of the State as well as assets to support other State initiatives.

(2)	At 30 June 2024, the only sub fund of the QFF is the DRF. The DRF was established to support both the State’s credit rating and generate returns to reduce the State’s debt burden.

(3)	For every investment deposited or withdrawn from the LTA or QFF, there is an equivalent increase or decrease to the corresponding FRN

46	ANNUAL REPORT 2024-25 Queensland Treasury Corporation

Notes to the Financial Statements

State Investment Operations

For the year ended 30 June 2025

14	Financial instruments at fair value through profit or loss continued

2025
TOTAL STATE
INVESTMENT
	LTA(1)	QFF(2)	OPERATIONS
FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS	$000	$000	$000

Comprised of the following asset class:

Defensive assets

Cash	5 670 251	1 484 738	7 154 989

Fixed interest	1 139 315	332 473	1 471 788

Growth assets

Equities	8 173 553	3 644 249	11 817 802

Diversified alternatives	6 858 068	1 543 215	8 401 283

Unlisted assets

Infrastructure	4 766 132	1 505 875	6 272 007

Private equity	3 140 097	984 695	4 124 792

Real estate	7 199 181	2 337 110	9 536 291

Currency overlay	357 747	32 922	390 669

	37 304 344	11 865 277	49 169 621

2024
TOTAL STATE
INVESTMENT
	LTA(1)	QFF(2)	OPERATIONS
FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS	$000	$000	$000

Comprised of the following asset class:

Defensive assets

Cash	3 584 583	1 240 867	4 825 450

Fixed interest	1 778 373	443 846	2 222 219

Growth assets

Equities	9 123 743	3 605 133	12 728 876

Diversified alternatives	6 903 237	1 196 452	8 099 689

Unlisted assets

Infrastructure	4 994 259	896 991	5 891 250

Private equity	3 575 774	381 447	3 957 221

Real estate	6 649 325	1 976 164	8 625 489

Currency overlay	166 095	31 930	198 025

	36 775 389	9 772 830	46 548 219

(1)	The LTA are assets held to fund the defined benefit superannuation and other long-term obligations of the State as well as assets to support other State initiatives.

(2)	The only sub fund of the QFF is the DRF. The DRF was established to support both the State’s credit rating and generate returns to reduce the State’s debt burden.

ANNUAL REPORT 2024-25 Queensland Treasury Corporation	47

Notes to the Financial Statements

State Investment Operations

For the year ended 30 June 2025

14	Financial instruments at fair value through profit or loss continued

FINANCIAL LIABILITIES AT FAIR VALUE THROUGH PROFIT OR LOSS		2025

	LTA(1) $000	QFF(2) $000	TOTAL STATE INVESTMENT OPERATIONS $000

Fixed rate notes

Movement during the year

Opening balance	36 775 389	9 772 830	46 548 219

Increases (3)	636 348	553 553	1 189 901

Interest	2 284 992	680 698	2 965 690

Decreases (3)	(4 655 904)	-	(4 655 904)

Net change in fair value of the fixed rate note (4)	2 263 519	858 196	3 121 715

Closing balance	37 304 344	11 865 277	49 169 621

FINANCIAL LIABILITIES AT FAIR VALUE THROUGH PROFIT OR LOSS		2024

	LTA(1) $000	QFF(2) $000	TOTAL STATE INVESTMENT OPERATIONS $000

Fixed rate notes

Movement during the year

Opening balance	35 138 700	8 336 101	43 474 801

Increases (3)	630 832	-	630 832

Interest	2 268 304	570 905	2 839 209

Decreases (3)	(4 444 482)	-	(4 444 482)

Net change in fair value of the fixed rate note (4)	3 182 035	865 824	4 047 859

Closing balance	36 775 389	9 772 830	46 548 219

(1)	The LTA are assets held to fund the defined benefit superannuation and other long term obligations of the State as well as assets to support other State initiatives.

(2)	The only sub fund of the QFF is the DRF. The DRF was established to support both the State’s credit rating and generate returns to reduce the State’s debt burden.

(3)	For every investment deposited or withdrawn from the LTA or QFF, there is an equivalent increase or decrease to the corresponding FRN.

(4)

The positive/negative net change in the fair value of the fixed rate notes for 2025, reflects the higher/lower returns achieved on the invested assets when compared to the interest paid by QTC on the FRN of 7%. In the previous year, the return on assets was positive, reflecting higher returns achieved on the invested assets when compared to the interest paid by QTC on the FRN of 6.5%.

48	ANNUAL REPORT 2024-25 Queensland Treasury Corporation

Notes to the Financial Statements

State Investment Operations

For the year ended 30 June 2025

15	Financial risk management

QTC also holds a portfolio of assets that was transferred to QTC by the State but is managed by QIC on behalf of SIAB. SIAB members include representatives from Queensland Treasury and four external members with experience in investment management and governance.

The assets of SIO are invested in unlisted unit trusts held with QIC. The trusts hold investments in a variety of financial instruments including derivatives, which expose these assets to market risk, liquidity risk and credit risk. Market risk arises due to changes in interest rates, foreign exchange rates, property prices and equity prices. However, as these investments are long-term in nature, market fluctuations are expected to even out over the term of the investment.

SIAB determines the investment objectives, risk profiles and strategy for the invested assets of the SIO segment within the framework provided by the State. It is responsible for formulating a strategic asset allocation to achieve the objectives of the investments in line with the required risk profile. The invested assets of the SIO segment are therefore distinct from QTC’s CMB and day-to-day Capital Markets Operations and are the responsibility of SIAB and its appointed investment manager (QIC).

QIC provides assistance to SIAB in discharging its responsibilities. As the State’s investment manager, QIC is responsible for implementing the investment strategy of each portfolio of invested assets of the SIO segment. QIC’s role includes recommending investment product objectives, risk profiles and strategic asset allocations to achieve objectives within the targets and risk controls set. SIAB oversees QIC’s implementation and monitors adherence to the targets, risk controls and limits under which QIC is approved to manage the invested assets of the SIO segment.

QIC has established risk management policies to identify and analyse risk, and to set risk limits and controls that comply with SIAB’s instructions. QIC’s risk control framework is confirmed in a GS007 report signed by the Auditor-General of Queensland.

The interest rate applicable on the FRN liabilities of QTC for both the LTA and the QFF portfolios is set at 7% per annum (2024: 6.5%) on the book value of the notes.

(a)	Market risk

The assets of SIO expose QTC to market risk, including interest rate risk, foreign currency risk, property price risk and equity price risk, resulting from its investments in unit trusts and the underlying movement in the net asset values through these trusts. While the portfolios do not have direct exposure to interest rate, foreign currency and credit risk, the unit price of the fund in which the assets are invested will change in response to the market’s perception of changes in these underlying risks.

Market risk is mitigated through diversified portfolios of investments in unit trusts held with QIC in accordance with the investment strategies approved by SIAB. The investment strategy targets a diversified portfolio across a broad range of asset classes.

QIC adheres to prudential controls contained in the Investment Management Agreement for each portfolio of assets. Under these agreements, derivative products are not permitted to be used for speculative purposes but are used as hedging instruments against existing positions or for efficient trading and asset allocation purposes to assist in achieving the overall investment returns and volatility objectives of the portfolio.

A sensitivity analysis for the key types of market risk that apply to the investments of the funds has been undertaken by QIC. QIC has provided a range of reasonably possible changes in key risk variables including the ASX 200 Index, the MSCI World ex Australia Equities Index, the Reserve Bank of Australia official cash rate, the US Federal Reserve official cash rate and real estate capitalisation rates.

The foreign currency exposure of SIO is managed at a whole of portfolio level rather than at an individual asset class level. For this reason, sensitivity to foreign exchange rate movements has been shown as a currency overlay on the whole portfolios.

Based on changes to key risk variables and applying a range of valuation methodologies, a reasonably possible change in value of applicable investments held at 30 June is as follows:

	2025 CHANGE		2025 PROFIT/EQUITY		2024 CHANGE		2024 PROFIT/EQUITY

	Low	High	Decrease	Increase	Low	High	Decrease	Increase

	%	%	$000	$000	%	%	$000	$000

Cash and fixed interest (1)	-16%	16%	(1 375 971)	1 375 971	-10%	10%	(722 386)	722 386

Equities	-16%	16%	(1 884 939)	1 884 939	-10%	10%	(1 304 710)	1 304 710

Diversified alternatives (2)	-16%	16%	(1 340 005)	1 340 005	-10%	10%	(830 218)	830 218

Infrastructure	-16%	16%	(1 000 385)	1 000 385	-10%	10%	(603 853)	603 853

Private equities	-16%	16%	(657 904)	657 904	-10%	10%	(405 615)	405 615

Real estate	-16%	16%	(1 521 039)	1 521 039	-10%	10%	(884 113)	884 113

Currency overlay	-16%	16%	(62 312)	62 312	-10%	10%	(20 298)	20 298

			(7 842 555)	7 842 555			(4 771 193)	4 771 193

(1)	Cash and fixed interest include exposure to interest rate and inflation overlays on hedging instruments.
(2)	Diversified alternatives include exposure to both price and interest rate risk.

(b)	Liquidity risk

No external cash flows are generated by QTC from SIO. Deposits and withdrawals from SIO result in a corresponding change to the value of the FRNs. Interest owing to Treasury on the FRNs is capitalised, as are returns and fees to the SIO. As such, daily movements in these cash flows do not expose QTC to liquidity risk.

(c)	Credit risk

QIC is responsible for implementing the investment strategy for SIO. The investment strategy targets a widely diversified portfolio of assets across a broad range of asset classes, helping to minimise credit risk.

ANNUAL REPORT 2024-25 Queensland Treasury Corporation	49

Notes to the Financial Statements

State Investment Operations

For the year ended 30 June 2025

16	Fair value hierarchy

Financial instruments have been classified in accordance with the hierarchy described in AASB 13 Fair Value Measurement, as per note 12.

	OBSERVABLE	UNOBSERVABLE
	INPUTS	INPUTS
	LEVEL 2	LEVEL 3	TOTAL
AS AT 30 JUNE 2025	$000	$000	$000

Cash and cash equivalents	7 154 989	-	7 154 989

Fixed interest	1 471 788	-	1 471 788

Equities	11 817 802	-	11 817 802

Diversified alternatives	-	8 401 283	8 401 283

Infrastructure	393 080	5 878 927	6 272 007

Private equities	-	4 124 792	4 124 792

Real estate	631 334	8 904 957	9 536 291

Currency overlay	390 669	-	390 669

Total financial assets	21 859 662	27 309 959	49 169 621

Financial liabilities

Fixed rate note - LTA	-	37 304 344	37 304 344

Fixed rate note - QFF	-	11 865 277	11 865 277

Total financial liabilities	-	49 169 621	49 169 621

There were no transfers between levels during the year ended 30 June 2025.

AS AT 30 JUNE 2025	OBSERVABLE INPUTS LEVEL 2 $000	UNOBSERVABLE INPUTS LEVEL 3 $000	TOTAL $000

Cash and cash equivalents	4 825 450	-	4 825 450

Fixed interest	2 222 219	-	2 222 219

Equities	12 728 876	-	12 728 876

Diversified alternatives	-	8 099 689	8 099 689

Infrastructure	-	5 891 250	5 891 250

Private equities	-	3 957 221	3 957 221

Real estate	552 471	8 073 018	8 625 489

Currency overlay	198 025	-	198 025

Total financial assets	20 527 041	26 021 178	46 548 219

Financial liabilities

Fixed rate note - LTA	-	36 775 389	36 775 389

Fixed rate note - QFF	-	9 772 830	9 772 830

Total financial liabilities	-	46 548 219	46 548 219

Assets classified as diversified alternative assets were transferred from level 2 to level 3 during the year ended 30 June 2024.

Investments in unit trusts are valued by QIC using fair value methodologies adjusted for fees outstanding. QIC reports the net asset value based on the unit price at measurement date.

50	ANNUAL REPORT 2024-25 Queensland Treasury Corporation

Notes to the Financial Statements

State Investment Operations

For the year ended 30 June 2025

16	Fair value hierarchy continued

(a)	Level 3 financial assets and liabilities - valuation techniques utilising significant unobservable inputs

Valuations of investments in unit trusts that are Level 3 in the fair value hierarchy are based on the prices of the assets underlying these unit trusts. Investments in unlisted externally managed investment schemes are valued by QIC based on the latest available net asset value advised by the fund manager. Where the fund invests in illiquid assets, the investments are priced by independent valuers as there is no readily observable market price.

In some instances, the prices advised by QIC are based on unaudited valuation statements provided by the external managers of underlying investments that relate to a date prior to 30 June 2025. QIC continues to monitor and provide updated advice to QTC on the potential impact on the value of these investments arising from the subsequent receipt of updated valuations from external managers and audited financial statements.

While QTC utilises the unit price of investments provided by QIC at the relevant reporting date to report the fair value of the investments, the table below shows the valuation techniques used to calculate the unit price for the Level 3 fair values and the significant unobservable inputs used.

CLASS	VALUATION TECHNIQUE	UNOBSERVABLE INPUTS

Diversified alternatives	Based on valuations provided by an independent external valuer or external manager in accordance with relevant industry standards	The valuation model considers the future net cash flows expected to be generated from the asset and are discounted using a risk adjusted discount rate

Infrastructure	Based on valuations provided by an independent external valuer or external manager in accordance with relevant industry standards	The valuation model considers the future net cash flows expected to be generated from the asset and are discounted using a risk adjusted discount rate

Private equities	Based on valuations provided by an independent external valuer or external manager in accordance with International Private Equity and Venture Capital Valuation Guidelines	The valuation model considers the future net cash flows expected to be generated from the asset and are discounted using a risk adjusted discount rate

Real estate	Based on valuations provided by an independent external valuer or external manager in accordance with Australian Property Institute’s valuation and Property Standards	The valuation model considers the future net cash flows expected to be generated from the asset and are discounted using a risk adjusted discount rate

Fixed Rate Notes	Based on the value of the corresponding portfolio of assets in the SIO segment	The valuation is based on the fair values of the related assets which are derived using Level 3 inputs

(b)	Reconciliation of Level 3 fair value movements

The table below shows the breakdown of gains and losses in respect of Level 3 fair values.

30 JUNE 2025	OPENING	DISTRIBUTIONS(1)	UNREALISED	SETTLEMENTS(1)	TRANSFERS	CLOSING
	BALANCE		MARKET MOVEMENTS(1)			BALANCE
ASSET CLASS	$000	$000	$000	$000	$000	$000

Diversified alternatives	8 099 689	(848 698)	114 752	1 035 540	-	8 401 283

Infrastructure	5 891 250	(807 216)	769 205	25 688	-	5 878 927

Private equities	3 957 221	(348 713)	464 331	51 953	-	4 124 792

Real estate	8 073 018	(105 713)	983 922	(46 270)	-	8 904 957

(1)	Data in the above table is based on movements in the unit trusts that hold the assets.

30 JUNE 2024	OPENING	DISTRIBUTIONS(1)	UNREALISED	SETTLEMENTS(1)	TRANSFERS		CLOSING
	BALANCE		MARKET MOVEMENTS(1)				BALANCE
ASSET CLASS	$000	$000	$000	$000	$000		$000

Diversified alternatives	4 321 352	(7 222)	551 233	(411 108)	3 645 434	(2)	8 099 689

Infrastructure	5 205 250	(36 412)	702 160	20 252	-		5 891 250

Private equities	3 987 945	(15 976)	18 977	(33 725)	-		3 957 221

Real estate	6 824 551	(23 790)	1 267 596	4 661	-		8 073 018

(1)	Data in the above table is based on movements in the unit trusts that hold the assets.

(2)	Diversified alternative assets were transferred from level 2 to level 3 during the year ended 30 June 2024.

FRN movements are disclosed in note 14.

(c)	Level 3 – Sensitivity analysis

Note 15 provides the impact to a change in market prices in respect of all asset classes including those categorised as Level 3.

ANNUAL REPORT 2024-25 Queensland Treasury Corporation	51

Notes to the Financial Statements

Other Information

For the year ended 30 June 2025

17	Contingent liabilities

The following contingent liabilities existed at balance date:

∎	QTC has provided guarantees to the value of $2.5 billion (2024: $2.5 billion) to support the commercial activities of various Queensland public sector entities. In each case, a counter indemnity has been obtained by QTC from the appropriate public sector entity.

18	Related party transactions

QTC’s related parties are those entities that it controls, is controlled by, shares common control with, or can exert significant influence over. This includes controlled entities of the State, being Queensland Treasury, government departments, statutory bodies (excluding universities) and Government owned corporations, and also includes QTC’s key management personnel and their related parties. Along with universities, local governments are not considered as related parties of QTC.

(a)	Ultimate controlling entity

The immediate controlling entity is the Under Treasurer of Queensland as the Corporation Sole of QTC and the ultimate controlling entity is the State. No remuneration is payable by QTC to the Under Treasurer in relation to this role.

(b)	Key management personnel

Disclosures relating to key management personnel are set out in note 19.

(c)	Investments in companies

Details of investments in associates and other companies are set out in note 21.

(d)	Transactions with related parties

Transactions undertaken with related parties during the year include:

∎	loan balances with a book value of $113.2 billion (2024: $95.6 billion) and interest received $3.8 billion (2024: $3.1 billion)

∎	investment of cash surpluses $5.3 billion (2024: $4.9 billion) and interest paid $405.4 million (2024: $311.3 million)

∎	fees received $95.0 million (2024: $84.2 million)

∎	dividends paid to the State Consolidated Fund $500 million (2024: Nil)

∎	there were no transfers of invested cash or securities from the LTA portfolio of the SIO segment to the State (2024: $411 million).

QTC may from time to time indirectly hold a small amount of investments in QTC Bonds via its investments in unit trusts managed by QIC. QTC does not have direct legal ownership of these assets and therefore, no adjustment has been made in the financial statements. QTC through SIO has paid $291.3 million (2024: $274.2 million) to QIC for management fees and $0.6 million (2024: $0.5 million) to Queensland Treasury for board secretariat services to SIAB.

The nature and amount of any individually significant transactions with principal related parties are disclosed below.

∎	QTC sometimes acts as an agent to government entities in the procurement of advice from consultants. In these situations, QTC does not bear any significant risks or benefits associated with the advice and is generally reimbursed for the costs of the consultant by the government entity. Any funds received as reimbursement offset consultant costs in the financial statements. The amount of costs reimbursed to QTC during the financial year totalled $3.8 million (2024: $2.4 million).

∎	QTC may enter into derivative transactions from time to time where instructed by its clients. These derivative arrangements have back-to-back contracts between QTC and the client and QTC and the market (refer note 8).

∎	QTC has a shareholding in QTH and its associated entities (QTH group). The QTH group holds deposits of $104.6 million (2024: $92.6 million) and loans of $96.2 million (2024: $98.0 million) with QTC, which provided on an arm’s length basis and are subject to QTC’s normal terms and conditions. QTC also provides company secretariat services to the QTH group on a cost recovery basis and received fees of $0.3 million (2024: $0.4 million) for the provision of these services.

(e)	Agency arrangements

QTC undertakes the following agency arrangements on behalf of its clients.

∎	QTC provides services on behalf of Queensland Treasury under a GOC Cash Management Facility. QTC is not exposed to the risks and benefits of this facility and therefore does not recognise these deposits on its balance sheet. QTC charges a fee for this service. The balance of deposits under this facility at year end was $3.4 billion (2024: $2.9 billion).

∎	From time to time QTC holds foreign exchange balances in segregated accounts on behalf of its clients to facilitate foreign exchange transactions. QTC is not exposed to the risks and benefits of these balances as it does not own or control these accounts. The balances of the foreign exchange in these segregated accounts at year end was $1.0 million (2024: $67.8 million).

∎	QTC offers an ACCU custody service to its clients. QTC holds clients’ ACCUs in trust as a custodian with the clients retaining all rights to the benefits derived from the ACCUs. As at 30 June 2025, QTC held 107,286 ACCUs (2024: 31,903) on behalf of its clients. The value of these ACCUs was $3.9 million (2024: $1.1 million).

52	ANNUAL REPORT 2024-25 Queensland Treasury Corporation

Notes to the Financial Statements

Other information

For the year ended 30 June 2025

19	Key management personnel

Key management personnel are defined as those persons having authority and responsibility for planning, directing and controlling the activities of QTC, being members of the Board and the Executive Leadership Committee (ELC).

(a)	QTC’s Boards

QTC has delegated its powers to its two boards, the CMB and SIAB. Both boards are appointed by the Governor in Council, pursuant to section 10(2) of the Act. The CMB has been delegated the governance role over QTC by the Under Treasurer.

(b)	Remuneration principles

Capital Markets Board - Directors

Any changes to Board remuneration require consideration by Queensland Treasury and the Department of the Premier and Cabinet to ensure remuneration is commensurate with government policy. Cabinet endorsement of any changes is required prior to approval by the Governor in Council. Remuneration was last increased effective 21 September 2023.

State Investment Advisory Board - Directors

When the Long Term Asset Advisory Board was renamed and reconstituted as SIAB on 4 July 2019, external Board members were appointed who were entitled to remuneration. Remuneration for the external Board members was set by Queensland Treasury in consultation with the Department of the Premier and Cabinet prior to approval by the Governor in Council.

Executives and employees

QTC employees (including the ELC) are employed on individual contracts and are appointed pursuant to the Act. As the majority of QTC’s employees are sourced from the financial services industry and other comparable organisations, QTC’s employment practices are competitive with these markets. The remuneration framework comprises both fixed and variable remuneration (in the form of an annual short-term incentive (STI) opportunity), which are approved by the QTC Board annually. The fixed remuneration component is market-competitive and the variable remuneration component is linked to individual and corporate performance.

Remuneration governance

The People & Culture Committee of the Board is responsible for governance of remuneration practices and arrangements, with the Board maintaining ultimate responsibility and decision making for remuneration matters. QTC receives annual industry benchmarking data from the Financial Institutions Remuneration Group (FIRG) and Aon Hewitt, where applicable, which captures remuneration data from organisations within the financial services industry and other relevant comparable organisations. Analysis and advice are obtained from external consultants to ensure that QTC continues to align roles to the market.

Total compensation

The total compensation fixed remuneration for QTC employees is reviewed each year and is benchmarked against the FIRG remuneration data and Aon Hewitt, where applicable. Total compensation levels were set around the FIRG market median position of a relevant sub-set of the FIRG database. Role scope and complexity, knowledge, experience, skills and performance were considered when determining the remuneration level of each employee.

Variable remuneration - short-term incentives for employees

QTC’s variable remuneration framework provides an annual STI opportunity for eligible employees, aligned to individual and corporate performance for the financial year. This opportunity is designed to differentiate and reward performance. It also aims to ensure market competitiveness, with ‘target’ STI outcomes aligned to the relevant market position of the FIRG database (i.e. the median incentive potential for FIRG members within QTC’s peer group) and approved at Board level each year. For the year ended 30 June 2025, STI payments will be made to eligible staff in September 2025.

Subject to meeting certain criteria, the STI of eligible employees may be deferred.

Variable remuneration - short term incentives for the Executive Leadership Committee

Members of the ELC, excluding members on secondment to QTC, are eligible for an STI if their performance meets or exceeds corporate and individual key performance indicators. STIs are at risk, with additional premiums of up to 30% of the target paid for above expected performance.

STI payments are based on a percentage of individual total fixed remuneration with the STI ‘target’ range for permanent ELC members of between 40% and 60%. The total STI entitlement for the ELC includes the STI deferral between 25% and 40%, which is to be paid over 24 months comprising two deferral periods:

∎	50% of the deferred amount paid out at the conclusion of 12 months after the original STI was determined, and

∎	50% of the deferred amount paid out at the conclusion of 24 months after the original STI was determined.

Payment of the deferred STI will be subject to satisfying the criteria outlined in the Risk Gateway, which is defined in the QTC Remuneration Framework. At the end of each deferral period, a report prepared on the criteria in the Risk Gateway will be assessed by the Board to determine whether the deferred STI will vest.

QTC’s overall performance for 2024-25, documented in the annual performance assessment reviewed and approved by QTC’s Board, was assessed as exceeding the benchmark. This reflects the performance achieved across QTC’s whole-of-State, client, funding, and operational activities. This performance assessment led to individual STIs for the ELC of between 30% and 60% of fixed remuneration.

The STI deferral has been fully expensed in 2024-25 and recognised as a long-term employee benefit.

ANNUAL REPORT 2024-25 Queensland Treasury Corporation	53

Notes to the Financial Statements

Other Information

For the year ended 30 June 2025

19	Key management personnel continued

(c)	Remuneration by category

	2025 $	2024 $

CAPITAL MARKETS OPERATIONS

Directors

Short-term employment benefits (1)	490 819	449 624

Post-employment benefits (4)	54 869	47 973

Total	545 688	497 597

Executive management

Short-term employment benefits (2)	3 587 027	3 320 459

Long-term employment benefits (3)	219 989	388 049

Post-employment benefits (4)	166 958	123 295

Special payments (5)	770 137	-

Termination benefits (6)	542 588	-

Total	5 286 699	3 831 803

	2025 $	2024 $

STATE INVESTMENT OPERATIONS

Directors

Short-term employment benefits (1)	230 000	200 590

Post-employment benefits (4)	26 448	22 065

Total	256 448	222 655

(1)

Directors’ short-term benefits include Board member and committee fees, professional memberships and in relation to the Chair of the Capital Markets Board, it also includes the provision of a car park.

(2)	Executive management short-term benefits include wages, annual leave taken, short-term incentives and non-monetary benefits such as car parks and motor vehicle benefits (where applicable).

(3)	Long-term employment benefits relate to long service leave and deferred STI.

(4)	Post-employment benefits include superannuation contributions made by QTC.

(5)

During the year ended 30 June 2025, QTC made ex-gratia payments to three executives on cessation of their respective employment with QTC. The payments made were duly considered and authorised by the CMB in accordance with QTC’s Remuneration Framework and took account of the nature of the separations. Payments were within the delegations contained in section 14 of the Act.

(6)

Termination benefits relate to benefits provided as a result of the termination of employment and provided in addition to any entitlements under normal employment conditions. These include payments in lieu of notice in accordance with contractual provisions.

54	ANNUAL REPORT 2024-25 Queensland Treasury Corporation

Notes to the Financial Statements

Other Information

For the year ended 30 June 2025

19	Key management personnel continued

(c)	Remuneration by category continued

Capital markets operations

(i)	Directors

Details of the nature and amount of each major element of the remuneration are as follows:

	SHORT-TERM		POST-EMPLOYMENT
	EMPLOYMENT BENEFITS		BENEFITS		TOTAL

	2025	2024	2025	2024	2025	2024
	$	$	$	$	$	$

Damien Frawley - Chair	142 601	139 571	14 928	13 960	157 529	153 531

Paul Williams (1)(6)	-	-	-	-	-	-

Michael Carey (2)(6)	-	-	-	-	-	-

Rachel Crossland (3)(6)	-	-	-	-	-	-

Dennis Molloy (4)(6)	-	-	-	-	-	-

Leon Allen (5)(6)	-	-	-	-	-	-

Neville Ide	71 785	67 052	8 235	7 283	80 020	74 335

Karen Smith-Pomeroy	69 036	60 676	7 939	6 674	76 975	67 350

Rosemary Vilgan (7)	72 337	67 626	8 235	7 439	80 572	75 065

John Wilson	70 106	65 610	8 062	7 217	78 168	72 827

Dr Natalie Smith (8)	64 954	49 089	7 470	5 400	72 424	54 489

Total	490 819	449 624	54 869	47 973	545 688	497 597

(1)	Appointed 24 February 2025

(2)	Appointed 21 September 2023, term ended 31 October 2024

(3)	Appointed 1 November 2024, term ended 23 February 2025

(4)	Appointed 25 January 2023, term ended 21 September 2023

(5)	Term ended 8 December 2023

(6)	No remuneration is payable to the Queensland Treasury representative

(7)	Term ended 30 September 2023. Reappointed 1 October 2023

(8)	Appointed 21 September 2023

ANNUAL REPORT 2024-25 Queensland Treasury Corporation	55

Notes to the Financial Statements

Other information

For the year ended 30 June 2025

19	Key management personnel continued

(c) Remuneration by category continued

Capital markets operations continued

(ii)	Executive Leadership Committee

Details of the nature and amount of each major element of the remuneration of the executive management personnel are as follows:

		SHORT-TERM		POST- EMPLOYMENT	LONG-TERM	SPECIAL	TERMINATION
		EMPLOYMENT BENEFITS		BENEFITS	BENEFITS	PAYMENTS	BENEFITS	TOTAL

30 JUNE 2025	BASE $	SHORT-TERM INCENTIVE $	NON- MONETARY $	$	$		$	$

Chief Executive (1)	655 155	-	13 680	19 504	-	480 828	415 571	1 584 738

Acting Chief Executive (2)	214 667	104 561	5 830	10 326	41 036	-	-	376 420

Managing Director, Funding and Markets (3)	339 206	197 505	11 444	19 504	77 512	-	-	645 171

Acting Managing Director, Funding and Markets (4)	138 011	62 895	4 754	10 326	3 457	-	-	219 443

Managing Director, Advisory (5)	180 565	75 425	9 569	13 768	30 045	-	-	309 372

Acting Managing Director, Advisory (6)	201 146	98 119	8 256	16 062	9 818	-	-	333 401

Managing Director, Risk, and Chief Risk Officer (7)	303 177	-	12 084	17 210	-	162 292	-	494 763

Acting Managing Director, Risk, and Chief Risk Officer (8)	158 139	52 987	7 287	12 620	4 245	-	-	235 278

Managing Director, Business Services and Chief Operating Officer (9)	165 978	-	4 135	15 514	-	127 017	127 017	439 661

Acting Managing Director, Business Services and Chief Operating Officer (10)	210 659	87 996	10 087	16 062	35 052	-	-	359 856

Chief People Officer (11)	201 632	44 890	7 188	16 062	18 824	-	-	288 596

Total	2 768 335	724 378	94 314	166 958	219 989	770 137	542 588	5 286 699

(1)	Ceased 19 February 2025

(2)	Commenced 20 February 2025

(3)	Ceased 19 February 2025

(4)	Commenced 20 February 2025

(5)	Ceased 17 December 2024

(6)	Commenced 18 December 2024

(7)	Ceased 24 January 2025

(8)	Commenced 25 January 2025

(9)	Ceased 30 September 2024

(10)	Commenced 18 December 2024

(11)	The position was introduced 18 December 2024

56	ANNUAL REPORT 2024-25 Queensland Treasury Corporation

Notes to the Financial Statements

Other information

For the year ended 30 June 2025

19	Key management personnel continued

(c) Remuneration by category continued

Capital markets operations continued

(ii)	Executive Leadership Committee continued

POST- EMPLOYMENT BENEFITS
		SHORT-TERM			LONG-TERM BENEFITS
		EMPLOYMENT BENEFITS				TOTAL

30 JUNE 2024	BASE $	SHORT-TERM INCENTIVE $	NON- MONETARY $	$	$	$

Chief Executive	770 859	261 927	18 765	27 399	174 618	1 253 568

Managing Director, Funding and Markets (1)	413 041	213 794	18 765	22 657	71 265	739 522

Managing Director, Advisory (2)	370 602	154 742	15 733	27 399	51 581	620 057

Managing Director, Risk, and Chief Risk Officer (3)	405 489	140 086	10 337	24 764	46 695	627 371

Managing Director, Business Services and Chief Operating Officer (4)	379 481	131 669	15 169	21 076	43 890	591 285

Total	2 339 472	902 218	78 769	123 295	388 049	3 831 803

(1)	Commenced 4 September 2023

(2)	Appointed on 7 July 2023, from Acting Managing Director, Advisory

(3)	Commenced 7 August 2023

(4)	Commenced 26 September 2023

ANNUAL REPORT 2024-25 Queensland Treasury Corporation	57

Notes to the Financial Statements

Other Information

For the year ended 30 June 2025

19	Key management personnel continued

(c) Remuneration by category continued

Capital markets operations continued

(ii)	Executive Leadership Committee continued

Details regarding the STI paid and deferred of the executive management personnel are as follows:

POSITION	STI CASH AMOUNT 2025	DEFERRED PERFORMANCE AMOUNT RELATING TO 2025	TOTAL PERFORMANCE RELATED INCENTIVES 2025	DEFERRED STI RELATING TO PRIOR YEAR PERFORMANCE VESTING IN 2025

	$	$	$	$

Acting Chief Executive	104 561	34 854	139 415	-

Managing Director, Funding and Markets	197 505	65 835	263 340	35 632

Acting Managing Director, Funding and Markets	62 895	-	62 895	-

Managing Director, Advisory	75 425	25 142	100 567	25 790

Acting Managing Director, Advisory	98 119	-	98 119	-

Acting Managing Director, Risk, and Chief Risk Officer	52 987	-	52 987	-

Acting Managing Director, Business Services and Chief Operating Officer	87 996	29 332	117 328	-

Chief People Officer	44 890	14 963	59 853	-

Total	724 378	170 126	894 504	61 422

The STI for some managing directors contained a deferred element in 2024-25.

POSITION	STI CASH AMOUNT 2024	DEFERRED PERFORMANCE AMOUNT RELATING TO 2024	TOTAL PERFORMANCE RELATED INCENTIVES 2024	DEFERRED STI RELATING TO PRIOR YEAR PERFORMANCE VESTING IN 2024

	$	$	$	$

Chief Executive	261 927	174 618	436 545	28 530

Managing Director, Funding and Markets	213 794	71 265	285 059	-

Managing Director, Advisory	154 742	51 581	206 323	-

Managing Director, Risk, and Chief Risk Officer	140 086	46 695	186 781	-

Managing Director, Business Services and Chief Operating Officer	131 669	43 890	175 559	-

Total	902 218	388 049	1 290 267	28 530

The STI for all managing directors contained a deferred element in 2023-24.

58	ANNUAL REPORT 2024-25 Queensland Treasury Corporation

Notes to the Financial Statements

Other Information

For the year ended 30 June 2025

19	Key management personnel continued

(c) Remuneration by category continued

State Investment Operations

(iii)	Directors

Details of the nature and amount of each major element of the remuneration are as follows:

	SHORT-TERM		POST-EMPLOYMENT		TOTAL
	EMPLOYMENT BENEFITS		BENEFITS

	2025	2024	2025	2024	2025	2024
	$	$	$	$	$	$

Michael Carey - Chair (1)(3)	-	-	-	-	-	-

Maryanne Kelly - Chair (2)(3)	-	-	-	-	-	-

Dennis Molloy - Chair (3)(4)	-	-	-	-	-	-

William Ryan (3)	-	-	-	-	-	-

Philip Graham (5)	57 500	52 178	6 612	5 740	64 112	57 918

Cate Wood (6)	57 500	52 178	6 612	5 740	64 112	57 918

Brendan O’Farrell (7)	57 500	44 722	6 612	4 919	64 112	49 641

Wendy Tancred (7)	57 500	44 722	6 612	4 919	64 112	49 641

Maria Wilton (8)	-	6 790	-	747	-	7 537

Total	230 000	200 590	26 448	22 065	256 448	222 655

(1)	Appointed 3 October 2023 to 24 April 2024

(2)	Term ended 2 October 2023

(3)	Queensland Treasury representative. No additional remuneration is paid for this appointment.

(4)	Appointed 24 April 2024

(5)	Term ended 30 September 2024, reappointed 1 October 2024

(6)	Appointed 7 July 2022

(7)	Appointed 21 September 2023

(8)	Term ended 30 June 2022, reappointed 7 July 2022, term ended 13 September 2023

(d)	Other transactions

QTC’s CMB members’ directorships are disclosed in the corporate governance section of the Annual Report. No remuneration is paid or payable by QTC to the Under Treasurer as QTC’s Corporation Sole.

There were no transactions between QTC and entities controlled by key management personnel or loans to/from key management personnel during the financial year.

ANNUAL REPORT 2024-25 Queensland Treasury Corporation	59

Notes to the Financial Statements

Other Information

For the year ended 30 June 2025

20	Auditor’s remuneration

The external auditor (Auditor-General of Queensland) does not provide any consulting services to QTC. Details of amounts paid or payable to the auditor of QTC (GST exclusive) are shown below:

	2025 $	2024 $

AUDIT SERVICES

Audit of QTC financial statements	507 785	420 150

21	Investments in companies

Investments in the following companies are held at cost:

NAME	PRINCIPAL ACTIVITIES

Queensland Treasury Holdings Pty Ltd (QTH)	Holding company for several subsidiaries and strategic investments held on behalf of the State of Queensland

Queensland Lottery Corporation Pty Ltd	Holds the Golden Casket lottery licence and trademarks

DBCT Holdings Pty Ltd	Holds the bulk coal terminal tenure and facilities at Dalrymple Bay near Mackay, which it has leased under a long-term lease arrangement

Queensland Airport Holdings (Mackay) Pty Ltd	Owns the Mackay airport land and infrastructure, which it has leased under a 99 year lease arrangement

Queensland Airport Holdings (Cairns) Pty Ltd	Owns the Cairns airport land and infrastructure, which it has leased under a 99 year lease arrangement

Brisbane Port Holdings Pty Ltd	Owns the Port of Brisbane tenure and infrastructure, which it has leased under a 99 year lease arrangement

QTH is incorporated and domiciled in Brisbane, Australia. QTH holds a 100% beneficial interest in the companies listed above. QTC does not apply the equity method to its investment in QTH (refer note 2(n) Judgments and assumptions).

22	Dividends

Each year the CMB determines the appropriate level of dividends to be paid to the State Consolidated Fund taking into consideration the financial situation of the Corporation. A dividend of $500 million was paid during the year (2024: Nil).

23	Events subsequent to balance date

In June 2025, the Queensland Government announced two initiatives that will impact the Capital Markets Operations segment in future financial years:

∎	Queensland Government Consulting Services: a new division will be established within QTC to support the Queensland Government’s broader policy objective of more effectively managing expenditure on external consultants and building greater internal capability in the public sector.

∎	Boost to Buy home ownership scheme: an initiative designed to help make homeownership more accessible by providing an equity contribution to eligible Queenslanders who are saving for their first home.

QTC will monitor developments and assess any implications of these announcements for its operations and financial reporting.

There are no matters or circumstances that have arisen since the end of the financial year that have significantly affected or may significantly affect either the Capital Markets Operations segment or the State Investment Operations segment of QTC, the results of these operations or the state of affairs of these segments in future years.

60	ANNUAL REPORT 2024-25 Queensland Treasury Corporation

Certificate of the Queensland Treasury Corporation

The foregoing general purpose financial statements have been prepared pursuant to section 62(1) of the Financial Accountability Act 2009 (the FA Act), section 39 of the Financial and Performance Management Standard 2019 and other prescribed requirements.

The Directors draw attention to note 2(a) to the financial statements, which includes a statement of compliance with International Financial Reporting Standards.

In accordance with section 62(1)(b) of the FA Act we certify that in our opinion:

i	the prescribed requirements for establishing and keeping the accounts have been complied with in all material respects, and

ii

the foregoing annual financial statements have been drawn up so as to present a true and fair view of Queensland Treasury Corporation’s assets and liabilities, financial position and financial performance for the year ended 30 June 2025.

We acknowledge responsibility under section 7 and section 11 of the Financial and Performance Management Standard 2019 for the establishment and maintenance, in all material respects, of an appropriate and effective system of internal controls and risk management processes with respect to financial reporting throughout the reporting period.

The financial statements are authorised for issue on the date of signing this certificate which is signed in accordance with a resolution of the Capital Markets Board.

D J FRAWLEY	S LING
Chairman	Chief Executive Officer

Brisbane
22 August 2025

ANNUAL REPORT 2024-25 Queensland Treasury Corporation	61

INDEPENDENT AUDITOR’S REPORT

To the Capital Markets Board of Queensland Treasury Corporation (QTC)

Report on the audit of the financial report

Opinion

I have audited the accompanying financial report of Queensland Treasury Corporation.

The financial report comprises the balance sheet as at 30 June 2025, the statement of comprehensive income, statement of changes in equity and statement of cash flows for the year then ended, notes to the financial statements including material accounting policy information, and the management certificate given by the Chairman and the Chief Executive Officer.

In my opinion, the financial report:

a)	gives a true and fair view of the entity’s financial position as at 30 June 2025, and its financial performance and cash flows for the year then ended; and

b)	complies with the Financial Accountability Act 2009, the Financial and Performance Management Standard 2019, Australian Accounting Standards and International Financial Reporting Standards.

Basis for opinion

I conducted my audit in accordance with the Auditor-General Auditing Standards, which incorporate the Australian Auditing Standards. My responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Report section of my report.

I am independent of the entity in accordance with the ethical requirements of the Accounting Professional and Ethical Standards Board’s APES 110 Code of Ethics for Professional Accountants (including independence standards) (the Code) that are relevant to my audit of the financial report in Australia. I have also fulfilled my other ethical responsibilities in accordance with the Code and the Auditor-General Auditing Standards.

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my opinion.

Key audit matters

Key audit matters are those matters that, in my professional judgement, were of most significance in my audit of the financial report of the current period. I addressed these matters in the context of my audit of the financial report as a whole, and in forming my opinion thereon, and I do not provide a separate opinion on these matters.

62	ANNUAL REPORT 2024-25 Queensland Treasury Corporation

Valuation, presentation and disclosure of financial assets at fair value through profit or loss for State Investment Operations (SIO) ($49.2 billion as at 30 June 2025)

(Refer to Notes 14, 15 and 16)

Key audit matter	How my audit addressed the key audit matter

Financial assets at fair value through profit or loss held by SIO (which incorporates the Long Term Assets (LTA) and the Queensland Future Fund (QFF)) represent investments in unlisted unit trusts (‘the trusts’) managed by QIC Limited (QIC). The trusts in turn invest in various asset classes, some of which are illiquid in nature (‘underlying investments’).

The fair value of these underlying investments is based on the pre-distribution exit prices as at 30 June 2025 as advised by QIC to QTC on 11 August 2025.

In some instances, the prices advised by QIC are based on unaudited valuation statements provided by the external managers of the underlying investments that relate to a date prior to 30 June 2025. Significant judgement is required to determine whether the unaudited valuations advised by QIC are materially consistent with the fair value as at 30 June 2025, or if an adjustment is required.

QIC continues to monitor and provide updated advice to QTC on the potential impact on the value of these investments arising from the subsequent receipt of updated valuations from external managers and audited financial statements.

Additionally, there is a high level of subjectivity in classifying the investments in the appropriate level within the fair value hierarchy for the following reasons:

a.	some of the underlying assets are considered illiquid in nature (i.e., these are not readily convertible to cash)
b.	SIO is the sole investor in some of the trusts, and as a result there are restrictions that may be imposed by QIC on SIO to liquidate the investments.

My procedures included, but were not limited to:

•	evaluating the audited assurance report on controls over investment management services for the year 1 July 2024 to 30 June 2025 to confirm that the controls at QIC are appropriately designed, implemented, and operated effectively.

•	assessing the representation letter provided by QIC to QTC confirming the following processes were performed by QIC:

–	checks performed over pricing of the underlying assets at 30 June 2025 and

–	checks performed post balance date on prices for highly illiquid investments.

•	confirming the value of the investments reported at 30 June 2025 by:

–	agreeing the reported value in QIC’s confirmation to the financial statements

–

obtaining a confirmation from QIC on any changes to the value initially reported and assessing the impact of changes in value to the financial statements. Where the change in prices is materially different to the prices initially determined at 30 June 2025, we request management to recognise the change in the prices to reflect the correct valuation.

•	obtaining an understanding of the underlying investments in the trusts and the pricing mechanism adopted by QIC. This in turn determines the appropriate fair value hierarchy disclosure in the financial statements of QTC under AASB13 Fair Value Measurement.

•	evaluating the fair value hierarchy disclosure in note 16 to ensure the classification is in accordance with my understanding of the underlying investment and pricing mechanism, and in accordance with AASB13 Fair Value Measurement.

ANNUAL REPORT 2024-25 Queensland Treasury Corporation	63

Other information

Those charged with governance are responsible for the other information.

The other information comprises the information included in the QTC’s annual report for the year ended 30 June 2025, but does not include the financial report and our auditor’s report thereon.

My opinion on the financial report does not cover the other information and accordingly I do not express any form of assurance conclusion thereon.

In connection with my audit of the financial report, my responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the financial report or my knowledge obtained in the audit or otherwise appears to be materially misstated.

If, based on the work I have performed, I conclude that there is a material misstatement of this other information, I am required to report that fact. I have nothing to report in this regard.

Responsibilities of the Board for the financial report

The Board is responsible for the preparation of the financial report that gives a true and fair view in accordance with the Financial Accountability Act 2009, the Financial and Performance Management Standard 2019 and Australian Accounting Standards, and for such internal control as the Board determines is necessary to enable the preparation of the financial report that is free from material misstatement, whether due to fraud or error.

The Board is also responsible for assessing the entity’s ability to continue as a going concern, disclosing, as applicable, matters relating to going concern and using the going concern basis of accounting unless it is intended to abolish the entity or to otherwise cease operations.

Auditor’s responsibilities for the audit of the financial report

My objectives are to obtain reasonable assurance about whether the financial report as a whole is free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes my opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with the Australian Auditing Standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of this financial report.

A further description of my responsibilities for the audit of the financial report is located at the Auditing and Assurance Standards Board website at:

https://www.auasb.gov.au/auditors_responsibilities/ar6.pdf

This description forms part of my auditor’s report.

64	ANNUAL REPORT 2024-25 Queensland Treasury Corporation

Statement

In accordance with s.40 of the Auditor-General Act 2009, for the year ended 30 June 2025:

a)	I received all the information and explanations I required.

b)	I consider that, the prescribed requirements in relation to the establishment and keeping of accounts were complied with in all material respects.

Prescribed requirements scope

The prescribed requirements for the establishment and keeping of accounts are contained in the Financial Accountability Act 2009, any other Act and the Financial and Performance Management Standard 2019. The applicable requirements include those for keeping financial records that correctly record and explain the entity’s transactions and account balances to enable the preparation of a true and fair financial report.

25 August 2025
Rachel Vagg	Queensland Audit Office
Auditor-General	Brisbane

ANNUAL REPORT 2024-25 Queensland Treasury Corporation	65

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66	ANNUAL REPORT 2024-25 Queensland Treasury Corporation

APPENDICES

Appendix A –

Statutory and mandatory disclosures	68

Appendix B – Glossary	69

Appendix C – Compliance checklist	70

Appendix D – Contacts	71

ANNUAL REPORT 2024-25 Queensland Treasury Corporation	67

Appendix A – Statutory and mandatory disclosures

QTC is required to make various disclosures in its Annual Report. QTC is also required to make various disclosures on the Queensland Government’s Open Data website in lieu of inclusion in its Annual Report. This appendix sets out those mandatory disclosure statements that are not included elsewhere in the report or made available on the Open Data website.

QTC is committed to providing accessible services to Queensland residents from culturally and linguistically diverse backgrounds. QTC did not receive any requests for interpreters in 2024–25.

Information systems and record keeping

QTC adheres to the Public Records Act 2023 to ensure that information, data and records can continue to be relied upon and managed as vital assets to achieve QTC’s strategic and operational goals. No serious breaches of QTC’s information were experienced during the reporting period. QTC continues to assess and improve upon its information and records management maturity as per the Queensland Government’s Records Governance Policy, which is reported to the Enterprise Risk Committee on a monthly basis. During this reporting period, QTC completed a project to ensure that all relevant content in SharePoint is retained according to an approved retention and disposal schedule.

Public Sector Ethics Act 1994

QTC provides the following information pursuant to obligations under section 23 of the Public Sector Ethics Act 1994 (Qld) (the Act) to report on action taken to comply with certain sections of the Act.

QTC employees are required to comply with QTC’s Code of Conduct, which aligns with the ethics principles and values in the Act, as well as the Australian Financial Markets Association’s Code of Conduct and market standards. Both codes are available to employees via QTC’s intranet. A copy of QTC’s Code of Conduct can be inspected by contacting QTC’s People & Culture Group (see Appendix D for Contact details). Appropriate education and training about QTC’s Code of Conduct, expected standards of conduct and ethical issues has been provided to all new and existing QTC staff.

QTC’s human resource management and corporate policies and practices ensure that QTC acts ethically with regard to the conduct of its business activities and within appropriate law, policy and convention, and addresses the systems and processes necessary for the proper direction and management of its business and affairs.

QTC is committed to observing high standards of integrity and fair dealing in the conduct of its business, and acting with due care, diligence and skill.

QTC’s Compliance Policy requires that QTC and all employees comply with the letter and the spirit of all laws and regulations, industry standards, and relevant government policies, as well as QTC’s own policies and procedures. The Policy also requires staff to promptly report any potential or actual compliance breaches or issues. The Public Interest Disclosure Procedure prohibits retaliation against anyone who raises an issue or concern in good faith or assists with an inquiry or investigation.

Human Rights Act 2019

QTC’s strategic and operational plans are in line with the objectives of the Human Rights Act 2019 (the Act). The plans aim to ensure QTC is respecting, protecting and promoting human rights in decision-making and actions.

The Act requires QTC to consider human rights when performing functions of a public nature and only limit human rights after careful consideration. QTC’s internal policies and practices are aligned to the Act.

Remuneration: Board and Committee

For the year ending 30 June 2025, the remuneration and committee fees of the QTC Capital Market Board members (excluding superannuation contributions and non-monetary benefits) were as follows:

BOARD		COMMITTEE

Chairperson	$119,500	Chairperson	$6,658

Member	$59,800	Member	$5,152

The total remuneration paid to the members of the QTC Capital Markets Board was $531,996 and the total on-costs (including travel, accommodation, car parking and professional memberships for members) were $35,916.

For the year ending 30 June 2025, the remuneration and committee fees of the QTC State Investment Advisory Board members (excluding superannuation contributions and non-monetary benefits) were as follows:

BOARD

Member	$57,500

The total remuneration paid to the members of the QTC State Investment Advisory Board were $256,448 and the total on-costs (including travel and accommodation for members) was $12,679.

Related entities

The related entities in Note 21 are not equity accounted in the financial report of Queensland Treasury Corporation. These entities are consolidated into Queensland Treasury’s financial report.

68	ANNUAL REPORT 2024-25 Queensland Treasury Corporation

Appendix B – Glossary

ACCUs: Australian Carbon Credit Units.

Basis point: One hundredth of one per cent (0.01 per cent).

BBSW: Bank Bill Swap Rate.

Bond: A financial instrument where the borrower agrees to pay the investor a rate of interest for a fixed period of time. A typical bond will involve regular interest payments and a return of principal at maturity.

Budget Update: Mid-Year Fiscal and Economic Review.

CP (commercial paper): A short-term money market instrument issued at a discount with the full face value repaid at maturity. CP can be issued in various currencies with a term to maturity of less than one year.

Credit rating: Measures a borrower’s creditworthiness and provides an international framework for comparing the credit quality of issuers and rated debt securities. Rating agencies allocate three kinds of ratings: issuer credit ratings, long-term debt and short-term debt. Issuer credit ratings are among the most widely watched. They measure the creditworthiness of the borrower including its capacity and willingness to meet financial obligations.

Fixed Income Distribution Group: A group of financial intermediaries who market and make prices in QTC’s debt instruments.

Floating rate notes (FRNs): A debt instrument that pays a variable rate of interest (coupon) at specified dates over the term of the debt, as well as repaying the principal at the maturity date. The floating rate is usually a money market reference rate, such as BBSW, plus a fixed margin. Typically the interest is paid quarterly or monthly.

GOC: Government Owned Corporation.

Green bonds: QTC green bonds on issue are guaranteed by the Queensland State Government, issued under the AUD Bond Program with Rule 144A capability and certified by the Climate Bonds Initiative (CBI). Proceeds from QTC green bonds are allocated against eligible projects and assets in accordance with QTC’s Green Bond Framework. Eligible projects and assets are those funded, entirely or in part, by the Queensland Government, State-Government related entities and local governments that support Queensland’s pathway to climate resilience and an environmentally sustainable economy. QTC’s Green Bond Framework is aligned with the International Capital Market Association (ICMA) Principles. An independent third party provides assurance of QTC’s framework, eligible project and asset pool and green bonds on issue.

Issue price: The price at which a new security is issued in the primary market.

Liquid: Markets or instruments are described as being liquid, and having depth, if there are enough buyers and sellers to absorb sudden shifts in supply and demand without price distortions.

Market value: The price at which an instrument can be purchased or sold in the current market.

MTN (Medium-Term Note): A financial debt instrument that can be structured to meet an investor’s requirements in regards to interest rate basis, currency and maturity. MTNs usually have maturities between nine months and 30 years.

Public Issuance: Refers to the wholesale offering of debt securities—such as bonds and MTNs—that are broadly marketed and made available to investors.

QTC: Queensland Treasury Corporation.

RBA: Reserve Bank of Australia.

T-Note (Treasury Note): A short-term money market instrument issued at a discount with the full face value repaid at maturity. T-Notes are issued in Australian dollars with a term to maturity of less than one year.

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Appendix C – Compliance checklist

SUMMARY OF REQUIREMENT		BASIS FOR REQUIREMENT	ANNUAL REPORT REFERENCE

Letter of compliance	A letter of compliance from the accountable officer or statutory body to the relevant Minister	ARRs – section 7	Page 2

Accessibility	Table of contents	ARRs – section 9.1	Page 1
	Glossary	ARRs – section 9.1	Appendix B
	Public availability	ARRs – section 9.2	Page 1, Appendix D
	Interpreter service statement	Queensland Government Language Services Policy ARRs – section 9.3	Appendix D
	Copyright notice	Copyright Act 1968 ARRs – section 9.4	Back cover

General information	Introductory information	ARRs – section 10	Pages 6-7

Non-financial performance	Government’s objectives for the community	ARRs – section 11.1	Pages 3-4, 10-11
	Agency objectives and performance indicators	ARRs – section 11.2	Pages 3-4, 8-9

Financial performance	Summary of financial performance	ARRs – section 12.1	Pages 6-7, Notes to financial pages 28-60

Governance – management and structure	Organisational structure	ARRs – section 13.1	Pages 16-19
	Executive management	ARRs – section 13.2	Page 20
	Public Sector Ethics	Public Sector Ethics Act 1994 ARRs – section 13.4	Appendix A
	Human Rights	Human Rights Act 2019 ARRs – section 13.5	Appendix A

Governance – risk management and accountability	Risk management	ARRs – section 14.1	Pages 12, 17
	Audit committee	ARRs – section 14.2	Page 17
	Internal audit	ARRs – section 14.3	Page 20
	External scrutiny	ARRs – section 14.4	None
	Information systems and record keeping	ARRs – section 14.5	Appendix A

Governance – human resources Open Data	Strategic workforce planning and performance	ARRs – section 15.1	Page 13
	Statement advising publication of information	ARRs – section 16	Appendix A
	Consultancies	ARRs – section 31.1	Appendix A
	Overseas travel	ARRs – section 32.2	Appendix A
	Queensland Language Services Policy	ARRs – section 31.3	Appendix A

Financial statements	Certification of financial statements	FAA – section 62	Page 61
FPMS – sections 38, 39 and 46
ARRs – section 17.1
	Independent Auditor’s Report	FAA – section 62	Pages 62-65
FPMS – section 46
ARRs – section 17.2

Note: This checklist excludes reference to any requirements that do not apply to QTC for the current reporting period.

FAA: Financial Accountability Act 2009.

FPMS: Financial and Performance Management Standard 2019.

ARRs: Annual report requirements for Queensland Government agencies.

70	ANNUAL REPORT 2024-25 Queensland Treasury Corporation

Appendix D – Contacts

Level 31, 111 Eagle Street

Brisbane Queensland Australia

GPO Box 1096

Brisbane Queensland

Australia 4001

Telephone:	+61 7 3842 4600
Email:	enquiry@qtc.com.au

Queensland Treasury Corporation’s annual reports (ISSN 1837-1256 print; ISSN 1837-1264 online) are available on QTC’s website.

If you would like a copy of a report posted to you, please call QTC’s reception on +61 7 3842 4600. If you would like to comment on a report, please complete the online enquiry form located on our website.

Telephone

Queensland Treasury Corporation (Reception)	+61 7 3842 4600

Stock Registry (Link Market Services Ltd)	1800 777 166

QTC is committed to providing accessible services to Queensland residents from culturally and linguistically diverse backgrounds. If you have difficulty understanding this report, please contact QTC’s reception on +61 7 3842 4600 and we will arrange for an interpreter to assist you.

Information for institutional investors

Core to its key funding principles, QTC is committed to transparency with investors and financial market participants.

QTC’s website provides comprehensive information on its various funding instruments, indicative term debt borrowing requirement, daily bond outstandings and Fixed Income Distribution Group. The website also provides information about Australia and Queensland to help investors gain a better understanding of:

∎	the different levels of government in Australia

∎	the forms of fiscal support the Australian Government provides to the states and territories

∎	relevant governance practices and priorities

∎	financial data and budget information, and

∎	economic and trade data.

Institutional investors can subscribe to QTC’s market announcements and QTC’s weekly AUD Bond Outstandings report via its website.

Bloomberg ticker: qtc

ANNUAL REPORT 2024-25 Queensland Treasury Corporation	71

GPO
Box 1096 Brisbane QLD Australia 4001 T: +61 7 3842 4600 E: enquiry@qtc.com.au W: qtc.com.au © Queensland Treasury Corporation 2025